Exhibit 4.15

ASSET PURCHASE AGREEMENT made as of May 14, 2009.

AMONG:
COPERNIC INC., a corporation duly incorporated under the laws of Ontario, having its head office at 66 Wellington Street West, Suite 4200, Toronto, Ontario, M5K 1N6, herein acting and represented by Marc Ferland, its President and Chief Executive Officer, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Seller”)

AND:
EMPRESARIO INC., a corporation duly incorporated, under the laws of the State of Illinois, having its head office at 216 S. Jefferson, Suite 304, Chicago, Illinois, USA, 60661, herein acting and represented by Omar Solis, its President, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Purchaser”)

          WHEREAS the Seller carries on the business of developing, marketing and selling cutting edge search technology, providing innovative home and business software products and solutions for desktop, web and mobile users, through its online properties.

          WHEREAS the Seller has agreed to sell and the Purchaser has agreed to purchase certain of its assets relating to marnma.com and its Ad Network (as defined below) (the “Business”) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless the subject matter or context otherwise requires:

“Accounts Receivable” means all accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing to the Seller in connection with the Business;

“Ad Network” means a network comprising of third party publishers of search queries and advertisers generating search results in an auction process that ranks the highest paid results to be delivered to the search query originator who consummates the transaction by “clicking” on a desired result;

Asset Purchase Agreement

“Affiliate” has the meaning ascribed thereto in the Canada Business Corporations Act;

“Agreement” means this asset purchase agreement including all attached Schedules, as the same may be supplemented, amended, restated or replaced from time to time;

“Assumed Liabilities” has the meaning ascribed thereto in Section 3.1; “Business” means the business described in the preamble hereto;

“Business Day” means a day other than a day which is a Saturday, or a Sunday, or a statutory holiday in Montreal, Quebec;

“Claims” means any demand, action, cause of action, damage, loss, cost, liability, expense or requirements, governmental or otherwise, including the cost of legal representation in respect thereof and any interest or penalty arising in connection therewith;

“Closing” means on the Closing Date the execution and delivery of all Closing Documents and the payment of the Initial Payment therefor in accordance with this Agreement;

“Closing Date” has the meaning ascribed thereto in Section 9.1;

“Closing Documents” means any document delivered at or subsequent to the Closing as provided in or pursuant to, this Agreement;

“Contracts” means those contracts, agreements, instruments, commitments, entitlements and engagements of the Seller relating to the Business and the Purchased Assets assumed by the Purchaser hereunder (and, for greater certainty, not including the Equipment Contracts) whether with suppliers, customers or otherwise and including all quotations, orders or tenders for contracts which remain open for acceptance, all of which are listed in Schedule 2.1.6 hereto;

“Customer Records” means the publisher’s revenue share agreements, search engine advertising agreements, payment records and CRM systems records as of the Closing Date;

“Default” has the meaning ascribed thereto in Section 6.2;

“Domain Name” means mamma.com, mamma.ca and all other domain names listed in Schedule 2.1.3;

“Equipment Contracts” means those software contracts, equipment leases and other agreements between the Seller and third parties relating to the hosting, bandwidth and maintenance related to the software and equipment used by the Seller in connection with the Business as set forth in Schedule 2.1.5 hereto;

“Excluded Assets” has the meaning ascribed thereto in Section 2.2;

Asset Purchase Agreement

“Indemnified Party” has the meaning ascribed thereto in Section 12.1;

“Indemnifying Party” has the meaning ascribed thereto in Section 12.1;

“Indemnity Notice” has the meaning ascribed thereto in Section 12.2;

“Initial Payment” has the meaning ascribed thereto in Subsection 4.3;

“Intellectual Property” means anything that is or may be protected by any Proprietary Rights such as, but not limited to works (including computer programs), performances, discoveries, inventions, trademarks (including trade names and service marks), whether or not they may also protected, at any given time, as confidential information all of which are listed in Schedule 2.1.2;

“Interest” has the meaning ascribed thereto in Section 4.5;

“Last Payment” has the meaning ascribed thereto in Subsection 0;

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial, arbitral or administrative judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of such Laws, including, without limitation, general principles of common and civil law, binding on or affecting the Person referred to in the context in which such words are used; and “Law” shall mean any one of them;

“Liabilities” means all the liabilities, debts or obligations of the Seller whether present or future, whether pertaining to the Business, the Purchased Assets or otherwise, including, without limiting the generality of the foregoing:

(a) liabilities under any service, management or other contract entered into by the Seller;

(b)
any liabilities for any accidents, breach of contract, unjust enrichment, delict and quasi-delict, occupational health and safety violations, and all other types of claims and lawsuits connected with or arising out of any matter, incident, occurrence or set of facts or circumstances prior to the Closing Date, if any;

(c) liabilities relating to defects of any product sold or services rendered at any time by the Seller prior to the Closing Date other than the Assumed Warranties, if any;

(d) any liabilities due to facts or circumstances occurring prior to the Closing Date, constituting a violation of Laws;

(e) any liabilities of the Seller or related to the Purchased Assets, arising prior to the Closing Date for any federal, provincial, local or foreign taxes (including interest and penalties);

Asset Purchase Agreement

(f) any other liabilities of the Seller which are not Assumed Liabilities not expressly assumed by the Purchaser in this Agreement;

“Lien” means any interest in property or the income or profits therefrom securing an obligation owed to, or a claim by, a Person other than the owner (which for the purposes hereof shall include a possessor under a title retention agreement and a lessee under a lease hereinbelow described) of such property, whether such interest is based on common law, civil law, statute or contract, and including but not limited to any security interest, hypothec, mortgage, pledge, lien, claim, charge, cession, transfer, assignment, encumbrance, title retention agreement, lessor’s interest under a lease which would be capitalized on a balance sheet of the owner of such property or analogous interest in, of or on any property or the income or profits therefrom of a Person;

“Loss of Purchased Assets” means (i) a total loss of a constructive total loss (being any loss of or damage to the Purchased Assets for which the cost of repair would exceed the fair market value of the Purchased Assets immediately after such repair) of the Purchased Assets, or damage thereto which, in the reasonable opinion of the Seller, renders it impossible or impracticable to use the Purchased Assets for its intended purpose, or (ii) an expropriation or confiscation of the Purchased Assets by any authority absolutely or for more than sixty (60) days;

“Material Adverse Change” means an event which is materially adverse to the Business, assets, liabilities, financial condition, results of operations or prospects of the Business;

“Monthly Payments” has the meaning ascribed thereto in Subsection 0;

“Parties” means the Purchaser and the Seller collectively, and “Party” means any one of them;

“Payment Period” means the period starting on the Closing Date and ending on the date of the Final Payment, unless extended in accordance with the terms and conditions of this Agreement;

“Person” shall be broadly interpreted and includes an individual, company, corporation, limited liability company, partnership, firm, trust, sole proprietorship, government or entity howsoever designated or constituted;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes at its head office in Montreal as the reference rate of interest that it shall charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Proprietary Rights” means all trade names, Trademarks, Trademark applications, service marks, service mark applications, standard drawings, industrial designs, copyrights, patents, patent applications, know how, trade secrets and other intellectual property rights;

Asset Purchase Agreement

“Purchased Assets” has the meaning ascribed thereto in Section 2.1;

“Purchase Price” has the meaning ascribed thereto in Section 4.1;

“Shortfall Amount” has the meaning ascribed thereto in Section 6.1;

“Software” means the current and previous versions, in object and source code format, of all computer program software (including without limitation any module, application and lines of code), developed, owned or used by the Seller in connection with the Business, as well as any associated documentation, specifications, designs, work-in-progress or any other Intellectual property in relation thereto.

“Time of Closing” means 10:00 a.m. on the Closing Date; “Trademarks” means the trademarks listed in Schedule 2.1.2; and “Uncollected Accounts” has the meaning ascribed thereto in Section 2.2.1.

1.2	Statutes. Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.3
Generally Accepted Accounting Principles. All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with Generally Accepted Accounting Principles.

1.4
Headings. The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article, Section, Subsection and Schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular Section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable Article, Section, Subsection or Schedule of this Agreement.

1.5	Number and Gender. In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.6
Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and, except for the Confidentiality, Disclosure and Standstill Agreement entered into between the Seller and the Purchaser dated March 4, 2009, supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties (including the letter of intent entered into between the Seller and the Purchaser dated April 1, 2009 prepared in respect of the sale of the Purchased Assets a copy of which is enclosed hereto as Schedule 1.6). There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.

Asset Purchase Agreement

1.7	Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by all Parties.

1.8
Waiver of Rights. Any waiver of, or consent to depart from the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9
Severability. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision and such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction nor any other provision of this Agreement in any jurisdiction.

1.10	Schedules. The following Schedules form part of this Agreement:

Schedule	Description of Schedule

1.6	Letter of intent
2.1.1	Computer Software
2.1.2	Intellectual Property
2.1.3	Domain Names
2.1.4	Licences
2.1.5	Network Contracts
2.1.6	Advertisers and PSRD Contracts

1.11
Applicable Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Québec (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party irrevocably submits to the exclusive jurisdiction of the courts of Québec with respect to any matter arising hereunder or related hereto.

1.12	Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

1.13
Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.14
Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 1:00 p.m. (Montreal time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 1:00 p.m. (Montreal time) on the next Business Day.

Asset Purchase Agreement

1.15
Third Party Beneficiaries. Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the Parties, any rights or remedies of any kind.

ARTICLE 2 PURCHASED AND SALE OF ASSETS

2.1
Purchased Assets. Subject to the terms and conditions hereof, the Seller covenants and agrees to sell, assign, convey and transfer to the Purchaser, and the Purchaser covenants and agrees to purchase from the Seller, the undertaking and assets of the Business, both tangible and intangible, moveable and immoveable, of every kind and description and wheresoever situate, other than the Excluded Assets (the “Purchased Assets”):

2.1.1
all of the computer software, programs and data and all of the disks, tapes and diskettes used in connection with the operation of the Business including the source and object code along with existing documentation, development project management system history, and all software licenses required to develop, maintain and operate the system, but without restricting the generality of the foregoing, all of the property identified in Schedule 2.1.1;

2.1.2
all Intellectual Property and Proprietary Rights of the Seller in connection with the Business, including without limitation, all the Intellectual Property and Proprietary Rights in the Software and the Trademarks, a complete list of such Trademarks is identified in Schedule 2.1.2;

	2.1.3	all Intellectual Property, rights, title and interests in the Domain Names, all of which are listed in Schedule 2.1.3;

2.1.4
all licenses and permits of the Business and all licenses and permits required by government or regulatory authorities, to the extent transferable, and all rights of the Business against third parties (including all rights in connection with third party guarantees, warranties and representations) all of which are listed in Schedule 2.1.4;

2.1.5
all rights, title and interests of the Seller in, to and under and the full benefit of the Equipment Contracts and the full benefit of all service contracts relating thereto all of which are listed in Schedule 2.1.5;

	2.1.6	all rights, title and interests in, to and under and the full benefit of the Contracts and the full benefit of all service contracts relating thereto all of which are listed in Schedule 2.1.6;

	2.1.7	all Customers Records.

Asset Purchase Agreement

2.2
Excluded Assets. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the following property and assets of the Business (the “Excluded Assets”) are excluded from the sale, assignment, conveyance, and transfer by the Seller to the Purchaser herein contemplated:

2.2.1
all the computer, electronic and office automation materials and equipment used in connection with the operation of the Business located in the two data centers located at 100 Willington Street, 4th Floor, Toronto, Ontario, M5K 1J3 (cage number 103/3537) and 1930 Maynard Rd. SE., unit 222, Calgary, Alberta, T2E 6J8 (cage number 930/5301) and the administration center located at 360 Franquet, Bureau 60, Québec, Québec, G1P 4N3;

	2.2.2	the Accounts Receivable not collected by the Seller on or prior to the Closing Date (the “Uncollected Accounts”); and

	2.2.3	any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the term of this Agreement.

2.3
Title. Title to, ownership of and all property in the Purchase Assets shall at all time be and remain exclusively with the Seller and will not be transferred to the Purchaser until all amounts due hereunder in respect of the Purchased Assets have been fully paid and the Purchaser has fulfilled all of its other obligations hereunder. The rights of the Purchaser under this Agreement consist solely to the quiet enjoyment and use of the Purchased Assets upon the Purchaser’s compliance with and fulfillment of all terms and conditions of this Agreement.

2.4
Security Interest. The Purchaser must ensure that the Purchased Assets do not, at any point become charged with a Lien. In the event that such a Lien is discovered, the Purchaser shall endeavour to obtain the release from those parties holding such a charge and will proceed with the radiation of the charge from any public registry if applicable. The Purchaser shall pay all costs of obtaining required permits and registrations for the Purchased Assets, as well as any costs associated with registering this Agreement at the proper register and all taxes and other fees which the public authority may impose on the Purchased Assets.

ARTICLE 3 EXCLUSION OF LIABILITIES

3.1
Exclusion of Liabilities. It is understood and agreed between the Parties that the Purchaser, through its acquisition of the Purchased Assets, shall not assume or be deemed to assume any Liabilities other than the Seller’s debts or obligations specifically set forth below (the “Assumed Liabilities”) arising from all of the Contracts and the Equipment Contracts in which the Purchaser acquires the rights, title and interests, in accordance with Article 2.

3.2
Indemnification of the Purchaser. Except in respect of the Assumed Liabilities, for which the Purchaser has agreed to assume liability as of the Closing Date, the Seller accordingly undertakes to indemnify and hold the Purchaser harmless from and against all Claims that the Purchaser may sustain or incur, directly or indirectly, at any time whatsoever from and after the Closing by reason of the Seller’s failure to discharge its Liabilities.

Asset Purchase Agreement

3.3
Indemnification of the Seller. The Purchaser hereby agrees to assume and to indemnify and hold the Seller harmless from and after the Closing Date, from and against all debts or obligations of the Seller related to the Assumed Liabilities, thereby fully discharging the Seller, including any Claim which may result therefrom, subject however to the accuracy of the declarations, representations and warranties made herein by the Seller with regard to such liabilities, as the case may be.

ARTICLE 4 PURCHASE PRICE AND TERMS OF PAYMENT

4.1	Purchase Price. Subject to the Interest and the adjustments set forth in Sections 4.5 and 4.7 respectively, the aggregate purchase price for the Purchased Assets is $5,000,000 (the “Purchase Price”).

4.2
Repayment. At any time during the Payment Period, the Purchaser may voluntarily repay the whole or any part of the outstanding balance of the Purchase Price and all other amounts payable under this Agreement including, without limitation, any Interest, Shortfall Amounts and/or Additional Monthly Payment. Any partial repayment shall be for a minimum amount of $200,000. All payments hereunder shall be applied firstly to the unpaid balance of the Purchase Price and the balance, if any, shall be applied to the unpaid Interest.

4.3
Terms of Payment. The Purchase Price shall be paid by the Purchaser by twenty-five (25) monthly payments of $200,000 (the “Monthly Payments”) by way of a certified cheque, bank draft or wire transfer to be made on the fifteen day (15th) of each month. All payments hereunder shall be applied firstly to the unpaid balance of the Purchase Price and the balance, if any, shall be applied to the unpaid Interest.

The first Monthly Payment shall be due and payable on September 15th, 2009 (the “Initial Payment”) and, subject to the adjustments set forth in Section 4.7, the last Monthly Payment shall be payable on September 15th, 2011 (the “Last Payment”);

4.4	Allocation of the Purchase Price. The Purchase Price shall be allocated entirely to intangible assets.

4.5
Interest. Interest shall accrue from the Closing Date on a monthly basis on the balance of the Purchase Price and on any other amount payable under this Agreement including, without limitation, any Interest, Shortfall Amounts and/or Additional Monthly Payment, at a nominal interest rate equal to four percent (4%) per annum or such other rate as the Seller and the Purchaser may agree to in writing, compounded monthly, (the “Interest”). The Purchaser shall pay all Interest accrued no later than thirty (30) days after on the date of the Last Payment (as may be extended pursuant to Section 4.7 if applicable). The payment of Interest made hereunder shall be applied first to the accrued and unpaid Interest and the balance thereof, if any, will be applied to the unpaid balance of the Purchase Price.

Asset Purchase Agreement

4.6
Shortfall. Should the Purchaser make a Monthly Payment of less than $200,000 (a “Shortfall Event”), the Purchaser shall pay the Seller by way of certified cheque, bank draft or wire transfer, an amount equal to the difference between $200,000 and the actual amount of the Monthly Payment made by the Purchaser (the “Shortfall Amount”) within ninety (90) days of the date that such Monthly Payment was made. The Shortfall Amount shall bear interest as set forth under Section 4.5. In the event that a Shortfall Amount becomes due in accordance with this Section 4.6, the Seller shall have immediate access to all books and records belonging to the Purchaser considered necessary by the Seller to perform all of the Purchaser’s obligations hereunder.

4.7
Adjustments. In the event of a Shortfall Event, the Purchase Price will be increased by an amount corresponding to the Shortfall Amount. An additional Monthly Payment (the “Additional Monthly Payment”) equal to such Shortfall Amount will be payable by the Purchaser to the Seller on the first day of the month following the Last Payment. The Payment Period shall then be extended by an additional month and the Last Payment shall constitute the Additional Monthly Payment. If more than one Shortfall Event occurs, the amount of the Additional Monthly Payment shall be equal to the total of all Shortfall Amounts. The Additional Monthly Payment shall bear interest as set forth under Section 4.5.

4.8	Uncollected Accounts. Any payment received by the Purchaser in respect of the Uncollected Accounts shall be delivered to the Seller forthwith upon Buyer’s receipt thereof.

4.9
Any Prior Revenues Collected. All revenues collected prior to the Closing Date by the Seller from third parties with respect to the Business for services not yet provided as of the Closing Date and for which the Purchaser shall provide future services to such third parties within ninety (90) days following the Closing Date under the same terms and conditions as agreed to by the Seller would have shall be reimbursed by the Seller to the Purchaser upon proof in writing of service satisfactory to the Seller. The total amount of these revenues collected prior to and that are outstanding as of the Closing Date and the name of each third party by the Seller from which such revenues were collected shall be provided by the Seller to the Purchaser on July 15, 2009 and as of the last day of July, August and September 2009 within fifteen (15) days following the end of any months thereafter.

4.10
Payment of Taxes. The Purchaser shall be liable for and shall pay all federal taxes, goods and services tax, and provincial sales taxes, excise taxes and all other taxes, duties or other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets by the Seller to the Purchaser, provided that the Seller shall do or shall cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligations in an efficient manner.

Asset Purchase Agreement

ARTICLE 5 DEFAULTS

5.1
Default. A default under this Agreement (a “Default”) shall occur if the Purchaser fails to perform or observe any one of its obligations hereunder including, without limitation, if (i) a Shortfall Amount equal to or of more than $50,000 becomes due and payable, or (ii) a Shortfall Amount remains unpaid by the Purchaser at the end of the ninety (90) day period provided for under Section 4.6 on the part of the Purchaser.

5.2
Remedies Upon Default. Upon the occurrence of a Default, the Seller may immediately terminate this Agreement and, after giving any mandatory notice required by applicable Law in its absolute discretion (unless applicable law otherwise mandatorily provides and, in such case, as soon as such law may permit) enter (personally or by one or more agents) in the premises where the Purchased Assets are located and take immediate possession thereof, whether it is affixed to equipment or to real property or not of all or any of the Purchased Assets, wherever located and operate the Business from such premises for a period of ninety (90) days from the date of occurrence of the Default. At the end of this ninety (90) day period, the Seller may, at its entire discretion, disassemble, disconnect and separate all or any of the Purchased Assets from the premises where the Purchased Assets are located.

5.3
Expenses. The Purchaser shall, on demand, pay all costs and expenses related to the exercise by the Seller of its rights and remedies, including agents’ expenses and legal fees on a solicitor and his own client basis.

5.4
Guaranteed Service Continuity Contract. Notwithstanding the provisions of Section 5.2, in the event of a Default, the Purchaser may, at its entire discretion, during the ninety (90) day period following the occurrence of the Default, cause the Seller to enter into with a third party deemed appropriate to the Purchaser an agreement guarantying the continuity of the services of the Business. All reasonable costs, expenses and fees related to such guaranteed service continuity agreement shall be borne by the Seller. Notwithstanding the foregoing, if the Seller considers, at its entire discretion, the costs, expenses and fees related to the guaranteed service continuity agreement unreasonable, it may refuse to enter into such agreement.

5.5
Remedies Cumulative. The foregoing rights and remedies are cumulative and not alternative, may be exercised by the Seller separately or together, and are in addition to any other rights and remedies the Seller may have. The Seller may refrain from exercising any one or more of its rights or remedies without incurring any liability to the Purchaser. The exercise of any right or remedy shall not preclude the further exercise thereof.

5.6
Waiver of Defaults. No delay or omission to exercise any right or remedy accruing to the Seller hereunder shall impair any such right or remedy nor shall it be construed to be a waiver of any breach or default of the Purchaser unless expressly waived by the Seller. The Seller may, at its sole discretion, expressly waive a Default or cure a Default at the Purchaser’s expense. Any such waiver of a particular Default shall not be a waiver of other Defaults.

Asset Purchase Agreement

5.7
Waiver. To the extent permitted by law, the Purchaser hereby waives the rights, benefits and protection given by any applicable statute which restricts the Seller’s remedies or enforcement rights hereunder

ARTICLE 6 RISK AND INSURANCE

6.1
Assumption of Risk and Insurance. Notwithstanding that ownership titles to the Purchased Assets remains on the Seller until all amounts due hereunder in respect of the Purchased Assets have been fully paid and the Purchaser has fulfilled all of its other obligations, all risk of loss or destruction of, or damage to, all or any of the Purchased Assets shall at all times be with the Purchaser, and any such loss, damage or destruction shall not affect the Purchaser’s obligations hereunder. During all the term of this Agreement, the Purchaser, at its sole expense, shall maintain, with a company or companies acceptable to the Seller, the following insurance: (i) comprehensive all risk of loss of and physical damage to the Purchased Assets in amount not less than the greater of the fair market replacement value or the Purchase Price outstanding from time to time; (ii) comprehensive general public liability and property damage insurance with respect to the condition possession, maintenance, operation and use of the Purchased Assets, for a minimal amount of $1,000,000 or such amount as the Seller may reasonably require. All such insurance shall cover the interests of both Purchaser, Seller and Seller’s assigns, as the case may be, and such insurance policies shall name the Seller and any assignee(s) as a named insured(s) and additional loss payee(s), providing an unequivocal thirty (30) days’ written notice to Seller and any assignee(s) of cancellation, policy change or failure of renewal by the Purchaser. Upon request, the Purchaser shall provide the Seller with a Certificate of Insurance or other evidence to the Seller that such required insurance of other evidence to the Seller that such required insurance coverage is in effect and related to the insurance.

6.2
Loss of Purchased Assets. In the event of damage amounting to Loss of Purchased Assets, this Agreement respecting such Purchased Assets shall be deemed to have terminated and the Seller shall be entitled to receive immediate full payment of the Purchase Price and Interest outstanding and may retain from the insurance proceeds an amount equal thereto, the Purchaser remaining liable for any deficience.

ARTICLE 7 UNDERTAKING OF THE SELLER

7.1
Customers Records. The Seller hereby undertakes to deliver on the Closing Date to the Purchaser a complete list a electronic media of all Customers Records as of the Closing Date which are sold, assigned, conveyed and transferred by the Seller to the Purchaser pursuant to this Agreement.

Asset Purchase Agreement

ARTICLE 8
COVENANTS OF THE PURCHASER WITH RESPECT TO PURCHASED ASSETS

8.1	Maintenance, Use, Operation, Alternations, Upgrade. During the term of this Agreement, the Purchaser shall at its own expense:

	8.1.1	maintain the Purchased Assets in good operating condition, repair and appearance, ordinary wear and tear only excepted;

	8.1.2	comply with all recommendations or requirements of the suppliers regarding the Purchased Assets so as to preserve all warranties; and

8.1.3
at Seller’s request, enter into a maintenance agreement for the Purchased Assets for the full term of this Agreement with the suppliers or a competent service and maintenance person approved by the Seller.

8.2
Title and Ownership of Replacement Parts. All replacement parts and components, alterations, additions, accessions and attachments to the Purchased Assets shall be deemed and are hereby transferred and assigned to the Seller and become the sole property of the Seller and shall be subject to this Agreement.

8.3
Inspection. The Purchaser shall provide to any representative of the Seller the right to inspect the Purchased Assets and all books, maintenance and other records and data maintained by the Purchaser and pertaining to the Purchased Assets.

8.4
Collection of Accounts Receivable. The Purchaser shall use its best efforts to collect the Uncollected Accounts, including, at the Seller’s entire discretion, denying services to those clients having Uncollected Accounts in default, but excluding the commencement of judicial process. The Purchaser agrees to apply any amounts received from a third-party in payment first of the Uncollected Accounts owed by such party on the Closing Date and not in payment of new accounts receivable arising after the Closing Date, except as otherwise directed by the third-party in the case of disputed accounts.

ARTICLE 9
CLOSING ARRANGEMENTS, TERM AND CONDITIONS
PRECEDENT TO THE SALE

9.1
Closing Date. The purchase herein contemplated shall take place at the offices of Fasken Martineau DuMoulin, LLP, Stock Exchange Tower, Suite 3700, 800 Victoria Square, Montreal, Quebec, at the Time of Closing on June 30, 2009, or such other Business Day as is agreed to by the parties in writing (the “Closing Date”). Notwithstanding the actual date and time this Agreement, the parties expressly agree that the effective date and time of the transactions herein contemplated shall be deemed to be the Closing Date.

9.2	Term. This Agreement shall terminate when the Purchaser has fully paid all amounts due in respect of the Purchased Assets and has fulfilled all of the other obligations hereunder.

Asset Purchase Agreement

9.3
Conditions Precedent to Closing in Favour of the Purchaser. The obligation of the Purchaser to purchase the Purchased Assets and to perform its obligations hereunder is subject to the fulfilment of the following conditions precedent to its satisfaction on or before the Time of Closing on Closing Date, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived, in writing by the Purchaser, either in whole or in part at any time:

9.3.1
Corporate Authorization. The Purchaser shall have received from the Seller a certified copy of a resolution of the board of directors and of the shareholders of the Seller authorizing the execution and delivery of this Agreement and approving the sale of the Purchased Assets to the Purchaser and an incumbency certificate listing all of the officers and the directors of the Seller who sign any documents in connection with this Agreement.

9.3.2
Compliance with Terms and Conditions. All the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller on or before the Time of Closing on the Closing Date shall have been complied with or performed.

9.3.3
Governmental Approvals. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required to permit the change of ownership of the Purchased Assets contemplated hereby, and all applicable government or regulatory waiting periods under all applicable laws or regulations shall have expired or terminated without adverse action.

9.3.4
Prohibitive Actions. No action, proceeding or litigation at law or in equity, shall be pending or threatened by any person, firm, company, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit:

		(a)	the purchase and sale of the Purchased Assets contemplated hereby, or

		(b)	the right of the Purchaser to conduct the Business.

9.3.5
Delivery of Documents. The Seller shall execute and deliver to the Purchaser all such bills of sale, assignments, instruments of transfer, assurances, consents and other documents as shall be necessary effectively to transfer to the Purchaser all the Seller’s rights, title and interest in, to and under, or in respect of, the Purchased Assets and shall deliver up to Purchaser possession of the Purchased Assets and the property under the Equipment Contracts and the Contracts, free and clear of any Lien; and shall effect such registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to the Purchaser of the Purchased Assets.

	9.3.6	Other documents. The Seller shall have executed at Closing any other document reasonably required by the Purchaser in order to give effect to the transactions contemplated herein.

Asset Purchase Agreement

9.4
Conditions Precedent to Closing in Favour of the Seller. The obligation of the Seller to sell the Purchased Assets and to perform its obligations hereunder is subject to the fulfilment of the following conditions precedent to its satisfaction on or before the Time of Closing on the Closing Date, it being understood that the said conditions are included for the exclusive benefit of the Seller and may be waived, in writing by the Seller, either in whole or in part at any time:

9.4.1
Shareholders Approval. The execution and delivery of this Agreement shall have been approved by not less than 66 2/3% of the votes cast by the shareholders of the Seller present in person or represented by proxy at a special meeting of shareholders.

9.4.2
Dissent Right. The aggregate number of the common shares held, directly or indirectly, by the shareholders of the Seller who have exercised their right of dissent under section 185 of the Ontario Business Corporations Act within the delay prescribed by such Act in connection with the transactions contemplated herein shall not exceed 2% of all of the outstanding common shares of the Seller as of the Closing Date;

9.4.3
Corporate Authorization. The Seller shall have received from the Purchaser a certified copy of a resolution of the board of directors of the Purchaser authorizing the execution and delivery of this Agreement and approving the purchase of the Purchased Assets and an incumbency certificate listing all of the officers and the directors of the Purchaser who sign any documents in connection with this Agreement.

9.4.4
Compliance with Terms and Conditions. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing on the Closing Date shall have been complied with or performed.

	9.4.5	Insurances. The Seller will have received from the Purchaser satisfactory written evidence of the existence of the insurances with a company or companies acceptable to the Seller.

	9.4.6	Documents. The Purchaser shall have executed at Closing any documents reasonably required by the Seller in order to give effect to the transactions contemplated herein.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE PURCHASER

10.1
Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Assets:

Asset Purchase Agreement

10.1.1
Due Incorporation and Qualification to Carry on Business. The Seller is a corporation duly incorporated and organized and is validly existing under the laws of Ontario. The Seller has all necessary right, power and authority to enter into, execute and deliver this Agreement and the Closing Documents and to perform its obligations hereunder. The entry into, execution and delivery of this Agreement and the Closing Documents and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action of the board of directors of the Seller. The Seller has the corporate power to own its property and to carry on the Business as now being conducted by it. The Seller is duly qualified (and has all required permits, licenses, certificates and authorizations necessary) to transact and carry on the Business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and is so duly licensed or qualified in each jurisdiction whereby by virtue of the nature of the Business, such licensing and qualification is necessary except for such failures to be so qualified or licensed, if any, which, in the aggregate, would not have a material adverse effect.

10.1.2
Binding Nature. Each of this Agreement and the Closing Documents to which they are a party constitutes legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms.

10.1.3
No Violation. The entering into of this Agreement and the Closing Documents and the transactions contemplated hereby will not result in the violation of, or default under, any Law or any of the terms and provisions of the constating documents or by-laws of the Seller or of any resolutions of the directors or shareholders of the Seller or agreement, written or oral, to which the Seller may be a party or by which it is bound or in the creation of any Lien on any of the Purchased Assets.

	10.1.4	Residence. The Seller is resident in Canada within the meaning of the Income Tax Act (Canada).

10.2
Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller and acknowledges and confirms that the Seller is relying upon such representations and warranties in connection with the sale by the Seller of the Purchased Assets:

10.2.1
Due Incorporation. The Purchaser is a corporation duly incorporated and organized and is validly existing under the laws of the State of Illinois. The Purchaser has all necessary right, power and authority to enter into, execute and deliver this Agreement and the Closing Documents and to perform its obligations hereunder. The entry, execution and delivery of this Agreement and the Closing Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action on the part of the Purchaser.

Asset Purchase Agreement

	10.2.2	Binding Nature. This Agreement and the Closing Documents constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with its terms.

10.2.3
No Violation. The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any terms and provisions of the constating documents or by-laws of the Purchaser or of any resolutions of the directors or shareholders of the Purchaser or of any other agreement, written or oral, to which it may be a party or by which it is bound.

	10.2.4	Residence and Registration. The Purchaser is not resident in Canada within the meaning of the Excise Tax Act (Canada) and is not registered under that Act.

10.3	“As Is” Purchase.

The Purchaser acknowledges and agrees that:

10.3.1
except for the representations and warranties of the Seller expressly set out in Section 9,1 or in any of the Closing Documents, in entering into this Agreement and completing the transactions contemplated herein, the Purchaser has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Purchased Assets;

10.3.2
except as otherwise expressly provided for in this Agreement or in any of the Closing Documents, the Purchased Assets are being purchased and assumed by the Purchaser, and the transactions contemplated herein is being completed, on an “as is, where is” basis, at the Purchaser’s entire risk and peril, and without any express or implied agreement or representation and warranty of any kind whatsoever, legal or conventional, as to the physical or financial condition, suitability for development, fitness for a particular purpose, merchantability, title, physical characteristics, profitability, use or zoning, environmental condition, existence of latent defects, quality, or any other aspect or characteristic thereof. For certainty and without limiting the generality of the foregoing, the parties hereby agree to exclude altogether the effect of the legal warranty provided for by article 1716 of the Civil Code of Québec and that the Purchaser, except to the extent specifically set forth in Section 10.1 or in any of the Closing Documents, is purchasing the Purchased Assets at its own risk within the meaning of article 1733 of the Civil Code of Québec;

10.3.3
except as otherwise expressly provided for in this Agreement or in any of the Closing Documents, the Seller makes no agreements or representations and warranties concerning any statements made or other information delivered or made available to the Purchaser (whether by the Seller, its agents, the Seller’s lawyers or any other agents, or representatives or advisors of the Seller or any of its affiliates, or any other Person) with respect to the Purchased Assets (including, without limitation, the Seller’s title to the property or any Liens against the Purchased Assets), whether as part of the information disclosed to the Purchaser or otherwise;

Asset Purchase Agreement

10.3.4
the Purchaser hereby unconditionally and irrevocably waives any and all actual or potential rights or claims the Purchaser might have against the Seller pursuant to any warranty, express or implied, legal or conventional, of any kind or type, other than those representations and warranties expressly set forth in Section 10.1 or in any of the Closing Documents, relating to the transactions contemplated herein or the Purchased Assets. Such waiver is absolute, unlimited, and includes, but is not limited to, waiver of express warranties, implied warranties, any warranties contained in the Civil Code of Québec, warranties of fitness for a particular use, warranties of merchantability, warranties of occupancy, strict liability and claims of every kind and type, including, but not limited to, claims regarding defects, whether or not discoverable or latent, product liability claims, or similar claims, and to all other extent or later created or conceived of strict liability or strict liability type claims and rights;

10.3.5
the Purchaser acknowledges and agrees that no statements or representations by any Person excluding all representations, warranties and certifications contained in this Agreement and any other Closing Documents) have induced or influenced the Purchaser to enter into this Agreement or to agree to any of its terms, or have been relied on in any way by the Purchaser as being accurate or have been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or to agree to any of its terms; and

10.3.6
except as otherwise expressly provided for in this Agreement or in the Closing Documents, the Seller shall have no obligations or responsibility to the Purchaser after Closing with respect to any matter relating to the Purchased Assets or the condition thereof.

ARTICLE 11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

11.1	Survival of Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall survive the Closing without time limit.

11.2	Survival of Representations and Warranties of Purchaser. All representations and warranties made by the Purchaser in this Agreement shall survive the Closing without time limit.

Asset Purchase Agreement

ARTICLE 12 INDEMNIFICATION

12.1
Indemnification for Breaches of Representations and Warranties. The Seller hereby agrees with the Purchaser and the Purchaser hereby agrees with the Seller (the party or parties agreeing to indemnify another party being called the “Indemnifying Party” and the party to be indemnified being called the “Indemnified Party”) to indemnify and save harmless the Indemnified Party, effective as and from the Closing Date, from and against any Claims which may be made or brought against the Indemnified Party or which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any Closing Document or any misrepresentation in or breach of any representation or warranty of the Indemnifying Party contained herein or in any Closing Document. Any amount which an Indemnifying Party is liable to pay to an Indemnified Party pursuant to this Section 12.1 shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Claim, to the date of payment by the Indemnifying Party to the Indemnified Party. The foregoing obligation of indemnification in respect of such Claims shall be subject to the time limitation set forth in Sections 11.1 and 11.2 hereof respecting the survival of the representations and warranties of the parties.

12.2
Third Party Claims. If a Claim is made against an Indemnified Party by a third party for which the Indemnified Party may be entitled to indemnification under Section 12.1, the Indemnified Party shall give notice (the “Indemnity Notice”) to the Indemnifying Party specifying the particulars of such Claim forthwith and in any event within thirty (30) days after it receives notification of the Claim. Failure to give such notice within such time period shall not prejudice the rights of an Indemnified Party except to the extent that the failure to give such notice materially adversely affects the ability of the Indemnifying Party to defend the Claim or to cure the breach or incorrectness of the representation, warranty, covenant or agreement giving rise to the Claim or that the Indemnifying Party suffers damages as a result thereof. The Indemnifying Party shall have the right to participate in any negotiations or proceedings with respect to such Claim at its own expense. The Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has not, within seven (7) Business Days after the giving of the Indemnity Notice, given notice to the Indemnified Party that it wishes to dispute such Claim. If the Indemnifying Party does give such a notice, it shall have the right at its own cost and expense to assume the defence of such Claim and to defend such Claim in the name of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party access to all files, books, records and other information in its possession or control which may be relevant to the defence of such Claim. The Indemnified Party shall co-operate in all reasonable respects in the defence of such Claim but at the expense of the Indemnifying Party. If the Indemnifying Party fails, after the giving of such notice, diligently and reasonably to defend such Claim throughout the period that such Claim exists, its right to defend the Claim shall terminate and the Indemnified Party may assume the defence of such Claim at the sole expense of the Indemnifying Party. In such event, the Indemnified Party may compromise or settle such Claim, without the consent of the Indemnifying Party.

Asset Purchase Agreement

12.3
Exclusive Remedy for Damages. The rights of indemnity set forth in Sections 3.2, 3.3 and Article 12, are the sole and exclusive remedy of each Party in respect of a claim for damages for any misrepresentation or breach of a warranty or covenant by any other Party hereunder or under any Closing Document, provided however that nothing herein shall limit a Party’s recourse to any equitable remedies. Article 12 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any Closing Document or by any termination or rescission of this Agreement or any Closing Document or any part hereof or thereof.

ARTICLE 13
GENERAL

13.1
Expenses. Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement, the Closing Documents and the transactions contemplated hereunder including all fees and expenses of its legal counsel, bankers, brokers, accountants or other representatives or consultants.

13.2
Commission. Each Party represents and warrants to the other Parties that such other Parties will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the first Party.

13.3	Time. Time is of the essence of each provision of this Agreement.

13.4	Notices. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

	13.4.1	delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

	13.4.2	sent by prepaid first class mail; or

	13.4.3	sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (“Transmission”); and

in the case of a notice to the Seller, addressed to it at:

COPERNIC INC. 66 Wellington Street West Suite 4200 Toronto, Ontario M5K 1N6

Attention: President and Chief Executive Officer
Telecopier: (514) 874-0886

Asset Purchase Agreement

in the case of a notice to the Seller, with a copy to:

Fasken Martineau DuMoulin llp Stock Exchange Tower Suite 3400 P.O. Box 242 800 Place Victoria Montreal, Quebec H4Z 1E9

Attention: Mtre Peter Villani Telecopier: (514) 397-7600

in the case of a notice to the Purchaser, addressed to it at:

Empresario Inc. 216 S. Jefferson Suite 304 Chicago, Illinois, USA 60661

Attention: President Telecopier: (312) 379-0180 or (312) 264-0453

Each notice sent in accordance with this Section shall be deemed to have been received, either on the day it was delivered, or on the third (3rd) Business Day after it was mailed (excluding each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause), or on the same day that it was sent by Transmission, or on the first (1st) Business Day thereafter if the day on which it was sent by Transmission was not a Business Day, as the case may be. Any Party may change its address for notice by giving notice to the other Parties in the manner set out above.

13.5
Disclosure. The Purchaser acknowledges that the shares of the Seller are listed on NASDAQ and the Seller is a reporting issuer in Canada. As such, it is subject to disclosure requirements under relevant securities laws in Canada and the United States. Therefore, the Purchaser acknowledges and agrees that the Seller will, in its sole discretion, decide as to the timing and the appropriateness of any public disclosure of this Agreement and of the transactions contemplated herein. Taking into account the foregoing, the Purchaser will notify the Seller of any potential leaks to the public which may require the Seller to disclose this Agreement and the transactions contemplated herein to the public.

13.6
Assignment. Neither the Seller nor the Purchaser may assign any rights or benefits under this Agreement, including the benefit of any representation or warranty, to any Person. The Seller and the Purchaser agree to perform each of their obligations under this Agreement, and not to arrange for any other Person to perform those obligations on their behalf. No assignment of benefits or arrangement for substituted performance by either the Seller or the Purchaser shall be of any effect, except to the extent that either the Purchaser or the Seller has consented to such performance in writing. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party).

Asset Purchase Agreement

13.7
Further Assurances. Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of each Closing Document.

13.8
Counterparts. This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

13.9
Language. The parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English only. Les parties aux présentes ont expressément exigé que la présente convention et tous les documents et avis qui y sont afférents soient rédigés en anglais seulement.

(INTENTIONALLY LEFT BLANK)
Asset Purchase Agreement

13.10
Facsimile Execution. To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Parties.

IN WITNESS WHEREOF the parties hereto have executed this Asset Purchase Agreement as of the date set out above.

COPERNIC INC.

Per :
Marc Ferland

EMPRESARIO INC.

Per :
Omar Solis

Asset Purchase Agreement

SCHEDULE 1.6

LETTER OF INTENT

See attached document.

Asset Purchase Agreement

Final: April 1st, 2009

LETTER OF INTENT

BY AND BETWEEN:	EMPRESARIO INC., 216 S. Jefferson, Suite
304, Chicago, Illinois, 60661, hereinafter
referred to as (“Buyer”)

AND:	COPERNIC INC., use Quebec address,
hereinafter referred to as (“Seller”)

(“Buyer” and “Seller” are collectively referred to as the “Parties” and each a “Party”)

WHEREAS Buyer after having completed due diligence wishes to acquire the assets of Copernic relating to Mamma.com and its Ad Network as described in Schedule A (the “Assets”) hereto (the “Proposed Transaction”)

WHEREAS Seller, conditional upon the approval of its shareholders and regulatory authorities and the entering into of binding definitive documentation, has expressed an interest in completing the Proposed Transaction;

WHEREAS the parties would like to set out in writing the key parameters of the Proposed Transaction and the manner in which the proposed transaction can be completed as described herein:

THEREFORE THE PARTIES EXPRESS THE FOLLOWING:

Proposed Transaction. Buyer proposes to acquire all of the Assets described in Schedule A hereto. The purchase price for such Assets shall be US$5 million (the “Purchase Price”) payable in $200,000 minimum monthly payments for 25 months, commencing on Closing date.

Interest. Interest on the balance of the Purchase Price will be compounded monthly and paid no later than 30 days after the payment of the capital. The interest rate will be 4%.

Security. Title to the assets will not be transferred, until all payments have been received. In addition, all relevant registrations and liens shall be placed on the Assets so as to secure the payment of the Purchase Price in all relevant jurisdictions.

Additional Payments. Any shortfall below the minimum monthly payments must be paid within 90 days and the amount of such shortfall will be added to the end of the 25 month period, thereby extending the payment periods as an addition to the Purchase Price. Such shortfall shall also bear interest as set forth above. In the event that a shortfall occurs, the Seller will have immediate access to the Buyer’s records to ascertain sustainability.

Default. Any monthly payment shortfall in excess of 25% and any other shortfall remaining unpaid at the end of 90 days shall constitute a default under the definitive agreements.

Consequences of Default: The conditional sales contract will be cancelled and amounts paid forfeited with accrued interest due and immediately payable and the Assets will be taken back by the Seller. The Buyer’s owner will personally guarantee with appropriate documentation the interest payments in the case of default and said guarantee will come into effect 90 days after the closing date. In addition, the Seller will have the right to immediately appoint a receiver who would manage the Buyer’s operations to ensure continuity of service for a period not exceeding 90 days. All costs associated with the receiver and the costs of systems migration will be borne by the Buyer. However the buyer will have the right to replace this condition by causing the entering of a guaranteed service continuity contract with other parties deemed appropriate by the buyer and at fees reasonable to the seller at his entire discretion.

Target Closing Date: July lst, 2009

Final legal documentation: Conditional Sales and Purchase Agreement mutually satisfactory to both parties

1.
Conditions. Except for paragraphs 4, 5 and 6, this letter is non-binding upon the parties. The proposed transaction is conditional upon the Seller receiving the approval of the Board, its shareholders and regulatory authorities and the entering into binding definitive legal documentation satisfactory to Seller.

2.
Disclosure. Buyer acknowledges that Seller is a public company listed on NASDAQ and a reporting issuer in Canada. As such, it is subject to disclosure requirements under relevant securities laws in Canada and the United States. Therefore, Buyer acknowledges that Seller will, in its sole discretion, decide as to the timing and the appropriateness of any public disclosure of the Proposed Transaction. Taking into account the foregoing, Buyer will notify Seller of any potential leaks to the public which may require Seller to disclose the Proposed Transaction to the public. The Parties acknowledge continuing to be bound by the terms and conditions of the Confidentiality, Disclosure and Standstill Agreement entered into March 4th, 2009.

3.
Representations and warranties. Buyer agrees that the Proposed Transaction will be made as on a “as is, where is basis’’ and that there will be no representations or warranties of any kind to be provided by Seller to Buyer in any definitive acquisition documentation relating to this Proposed Transaction.

4.
Termination. The parties expect that the definitive conditional purchase and sale agreement shall be executed no later than May l, 2009. In the event that the Buyer refuses to enter into the definitive documentation relating to the Proposed Transaction for any reason whatsoever, by May 1, 2009, the Buyer will be liable for the Seller’s full costs including legal fees, audit fees and consulting fees related to the Proposed Transaction and this letter shall terminate without any liability on the part of the Seller.

5.	Legal Fees. If the Buyer is not in default of clause 4 then each party will pay its own legal costs and other expenses relating to the Proposed Transaction.

6.
Governing Law. The parties agree that this letter of intent and any other definitive agreement shall be governed by the laws of the province of Québec and the federal laws of Canada applicable therein. The closing of this transaction shall occur in the City of Montreal, Canada.

IN WITNESS WHEREOF, the Parties have signed this letter of intent on April 1st, 2009.

EMPRESARIO

Per:

Name:	Omar Solis

Title:	President

COPERNIC INC.

Per:

Name:	JEAN - ROCK FOURNIER

Title:	CFO

SCHEDULE A

Intangible Assets

          The domain names and trademarks of Mamma.com, Mamma.ca and Mamma Media Solutions

Intellectual Property Rights

          Fraud prevention shields on the search query and click results

          Load balancing system and Virtualisation infrastructure

          The Administration and reporting system

          Billing system

Customer Records

          Publisher’s revenue share agreements

          Search engine advertising agreements

          Payment records

          CRM system records

Software

          Source and object code along with existing documentation

          Development project management system history

          All software licenses required to develop, maintain and operate the system

Hardware

          All computer equipment located in two data centers and the administration center

Contracts

          Any contracts for hosting, bandwidth and maintenance related to the software and equipment as long as the contracts are assignable

Exclusions

          Any computer equipment that are leased from 3rd parties and may not be assignable to a foreign entity

SCHEDULE 2.1.1

COMPUTER SOFTWARE

Search Results distributor Services

●	Apache Module (Metasearch)

●	MUDP Module (Database communication)

●	Traffic rater (on the fly traffic routing)

●	Jred (click fraud detection)

●	Fraud detection (hourly detection)

●	Stats processing

Production database

●	Cluster of databases containing live configuration of all PSRD and Advertisers (Search results services connects to it via MUDP module)

●	Deployed via the Master database.

Master database

●	Bizdev info

●	Billing info

●	Customer info

Customer console (Admin 1)

Administrative console (Admin 2)

Reporting console (Admin 3)

Billing helper.

Asset Purchase Agreement

SCHEDULE 2.1.2

INTELLECTUAL PROPERTY

Registered Trade Marks

●	THE ONLY CLICK THAT COUNTS - Canada & USA

●	MAMMA MEDIA SOLUTIONS - Canada & USA

●	MAMMA - Canada

●	MAMMA: MOTHER OF ALL SEARCH ENGINES - Canada

●	MAMMA.COM - Canada & USA

●	MAMMA.COM THE MOTHER OF ALL SEARCH ENGINES - Canada & USA

●	FOCUSIN & DESIGN - Canada

●	FOCUSIN - Canada

●	DIGITAL ARROW - USA

Asset Purchase Agreement

SCHEDULE 2.1.3

DOMAIN NAMES

Domain Names

DATAIS.COM
DIGIARROW.COM
DIGITALARROW.COM
FOCUSIN.COM
HIGHPERFORMANCEBROADCASTING.COM
HPBROADCASTING.COM
MAMA.CA
MAMA.COM
MAMAINC.COM
MAMAMEDIASOLUTOINS.COM
MAMMA.CA
MAMMA.COM
MAMMAAUTO.COM
MAMMABUSINESS.COM
MAMMAFINANCE.COM
MAMMAFOOD.COM
MAMMAGOV.COM
MAMMAHEALTH.COM
MAMMAINC.COM
MAMMAJOBS.COM
MAMMALEGAL.COM
MAMMALOCAL.COM
MAMMAMAPS.COM
MAMMAMEDIASOLUTIONS.COM
MAMMANEWS.COM
MAMMAPERSONALS.COM
MAMMASCIENCE.COM
MAMMASHOPPING.COM
MAMMASPORTS.COM
MAMMATRAVEL.COM
MAMMAVIDEO.COM
MAMMAVIDEOS.COM
RANKBANK.COM

Asset Purchase Agreement

SCHEDULE 2.1.4

LICENCES

See attached document.

Asset Purchase Agreement

Customer Name	Mamma.com
Customer Location	388 St. Jacques St. West, 9th floor
Montreal
QC H2Y ISI

ORACLE CONTRACT INFORMATION
Agreement Oracle License and Services Agreement
Agreement Name CA: Oracle License and Services Agreement VI22005
This ordering document incorporates by references the terms of the Oracle License and Services Agreement attached hereto and forming part of this ordering document (the “agreement”).

A. PROGRAMS AND SERVICES

You have ordered the program licenses and services described below for use in Canada, unless otherwise specified.

All fees on this Ordering Document are in Canadian Dollars.

Product Description / License Type	Quantity	List Fee	Discount %	Net Fee
Oracle Standard Edition One - Processor Perpetual	2

License		11,848,00	0.00	11,848.00

Software Update License & Support		2,606,60		2,606.60

Oracle Standard Edition One - Named User Plus Perpetual	5

License		685.00	0.00	885.00

Software Update License & Support		194.40		194.40
License Fees		12,733.00		12,733.00

Software Update License & Support Fees		2,801.00		2,801.00
Net Fee				15,534.00

Total Fees				15,534.00

B.	General Terms

1	Technical Support:

Technical support consists of annual technical support services you may have ordered. Fees for technical support are due and payable annually in advance. Technical support acquired under this ordering document shall be for a period of 12 months. Notwithstanding anything contrary in the agreement, technical support is effective upon the effective date of this ordering document.

2	Miscellaneous

Section A of this ordering document specifies the programs that Oracle has made available to you for electronic download at the electronic delivery web site located at the following Interest URL: http://edelivery.Oracle.com. Through the Internet URL, you can access and electronically download to your location the software programs and program documentation for each program licensed under this ordering document which is currently available in production release as of the effective date below. Please be advised that not all programs are available on all platforms. For current program availability please check the electronic delivery web site. You acknowledge that Oracle is under no further delivery obligation under this ordering document, electronic or otherwise. You shall be responsible for installation of the software. All fees due under this ordering document shall be non-cancelable and the sums paid nonrefundable, except as provided in the agreement provided you continuously maintain technical support, you may continue to download the software programs for the licensed programs under this ordering document it the electronic delivery web site and/or order CD packs through the Oracle Store at the standard CD pack price.

The program licenses provided in this ordering document are offered separately from any other proposal for consulting services you may receive or have received from Oracle and do not require you to purchase Oracle consulting services. You agree that you have not relied on the future availability of any programs or updates in entering into the payment obligations in this ordering document.

2089062.1342668 - I.Gail.Doyle	Issued by ORACLE CORPORATION CANADA INC. 21-MAR-2006

C.	Other

1	Order Of Precedence

In the event of any inconsistencies between the agreement and this ordering document shall take precedence

2089062.1342668 - I.Gail.Doyle	Issued by ORACLE CORPORATION CANADA INC. 21-MAR-2006

Bill To	Mamma.Com	Ship To	Mamma.com
Location	388 St. Jacques St. West, 9th floor Montreal QC H2Y ISI	Location	388 St. Jacques St. West, 9th floor Montreal QC H2Y ISI

Contact	Joel Lamantia	Contact	Joel Lamantia

Phone		Phone

Email Address		Email Address
This quote is valid until 24-MAR-06 and shall become binding upon execution by you and acceptance by Oracle.

Mamma.com		ORACLE CORPORATION CANADA INC.

Signature		Signature
Name	JOEL LAMANTIA	Name	ILLEGIBLE
Title	VP OPERATIONS	Title	CONTRACT SPECIALIST
Signature Date	MARCH 21, 2006	Signature Date	March 27/06
Effective Date	ILLEGIBLE	(to be completed by Oracle)

2089062.1342668 - I.Gail.Doyle	Issued by ORACLE CORPORATION CANADA INC. 21-MAR-2006

ORACLE LICENSE AND SERVICES AGREEMENT

A.          Agreement Definitions

“You” and “your” refers to the individual or entity that has executed this agreement (“agreement”) and ordered Oracle programs and/or services from Oracle Corporation Canada Inc. (“Oracle”) or an authorized distributor. The term “programs” refers to the software products owned or distributed by Oracle which you have ordered, program documentation, and any program updates acquired through technical support. The term “services” refers to technical support, education, outsourcing, consulting or other services which you have ordered.

B.          Applicability of Agreement

This agreement is valid for the order to which this agreement accompanies.

C.          Rights Granted

Upon Oracle’s acceptance of your order, you have the limited right to use the programs and receive any services you ordered solely for your internal business operations and subject to the terms of this agreement, including the definitions and rules set forth in the order and the program documentation. You may allow your agents and contractors to use the programs for this purpose and you are responsible for their compliance with this agreement in such use. If accepted, Oracle will notify you and this notice will include a copy of your agreement. Program documentation is either delivered with the programs, or you may access the documentation online at http://oracle.com/contracts. Services are provided based on Oracle’s policies for the applicable services ordered, which are subject to change, and the specific policies applicable to you, and how to access them, will be specified on your order. Upon payment for services, you will have a perpetual, non-exclusive, non-assignable, royalty free license to use for your internal business operations anything developed by Oracle and delivered to you under this agreement; however, certain deliverables may be subject to additional license terms provided in the ordering document

The services provided under this agreement may be related to your license to use programs which you acquire under a separate order. The agreement referenced in that order shall govern your use of such programs. Any services acquired from Oracle are bid separately from such program licenses, and you may acquire either services or such program licenses without acquiring the other.

D.          Ownership and Restrictions

Oracle retains all ownership and intellectual property rights to the programs and anything developed by Oracle and delivered to you under this agreement resulting from the services. You may make a sufficient number of copies of each program for your licensed use and one copy of each program media.

You may not:

●	remove or modify any program markings or any notice of Oracle’s proprietary rights;

●
make the programs or materials resulting from the services available in any manner to any third party for use in the third party’s business operations (unless such access is expressly permitted for the specific program license or materials from the services you have acquired);

●	cause or permit reverse engineering (unless required by law for Interoperability), disassembly or decompilation of the programs; or

●	disclose results of any program benchmark tests without Oracle’s prior written consent.

E.          Warranties, Disclaimers and Exclusive Remedies

Oracle warrants that a program licensed to you will operate in all material respects as described in the applicable program documentation for one year after delivery. You must notify Oracle of any program warranty deficiency within one year after delivery. Oracle also warrants that services ordered will be provided in a professional manner consistent with industry standards. You must notify Oracle of any services warranty deficiencies within 90 days from performance of the services described in the ordering document.

ORACLE DOES NOT GUARANTEE THAT THE PROGRAMS WILL PERFORM ERROR-FREE OR UNINTERRUPTED OR THAT ORACLE WILL CORRECT ALL PROGRAM ERRORS. TO THE EXTENT PERMITTED BY LAW, THESE WARRANTIES ARE EXCLUSIVE AND THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

FOR ANY BREACH OF THE ABOVE WARRANTIES, YOUR EXCLUSIVE REMEDY, AND ORACLE’S ENTIRE LIABILITY, SHALL BE: (A) THE CORRECTION OF PROGRAM ERRORS THAT CAUSE BREACH OF THE WARRANTY, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT SUCH BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END YOUR PROGRAM LICENSE AND RECOVER THE FEES PAID TO ORACLE FOR THE PROGRAM LICENSE AND ANY UNUSED, PREPAID TECHNICAL SUPPORT FEES YOU HAVE PAID FOR THE PROGRAM LICENSE; OR (B) THE REPERFORMANCE OF THE DEFICIENT SERVICES, OR IF ORACLE CANNOT SUBSTANTIALLY CORRECT A BREACH IN A COMMERCIALLY REASONABLE MANNER, YOU MAY END THE RELEVANT SERVICES AND RECOVER THE FEES PAID TO ORACLE FOR THE DEFICIENT SERVICES.

F.          Trial Programs

You may order trial programs, or Oracle may include additional programs with your order which you may use for trial, non-production purposes only. You may not use the trial programs to provide or attend third party training on the Content and/or functionality of the programs. You have 30 days from the delivery date to evaluate these programs. If you decide to use any of these programs after the 30 day trial period, you must obtain a license for such programs from Oracle or an authorized distributor. If you decide not to obtain a license for any program after the 30 day trial period, you will cease using and will delete any such programs from your computer systems. Programs licensed for trial purposes are provided “as is” and Oracle does not provide technical support or offer any warranties for these programs.

G.          Indemnification

If someone makes a claim against either you or Oracle (“Recipient” which may refer to you or Oracle depending upon which party received the Material), that any information, design, specification, instruction, software, data, or material (“Material”) furnished by either you or Oracle (“Provider” which may refer to you or Oracle depending on which party provided the Material), and used by the Recipient infringes its intellectual property rights, the Provider will indemnify the Recipient against the claim if the Recipient does the following:

●	notifies the Provider promptly in writing, not later than 30 days after the Recipient receives notice of the claim (or sooner if required by applicable law);

●	gives the Provider sole control of the defense and any settlement negotiations; and

●	gives the Provider the information, authority, and assistance the Provider needs to defend against or settle the claim.

If the Provider believes or it is determined that any of the Material may have violated someone else’s intellectual property rights, the Provider may choose to either modify the Material to be non-infringing (while substantially preserving its utility or functionality) or obtain a license to allow for continued use, or if these alternatives are not commercially reasonable, the Provider may end the license for, and require return of, the applicable Material and refund any fees the Recipient may have paid for it and any unused, prepaid technical support fees you have paid for the license. If you are the Provider and such return materially affects Oracle’s ability to meet its obligations under the relevant order, then Oracle may, at its option and upon 30 days prior written notice, terminate the order. The Provider will not indemnify the Recipient if the Recipient alters the Material or uses it outside the scope of use identified in the Provider’s user documentation or if the Recipient uses a version of the Materials which has been superseded, if the infringement claim could have been avoided by using an unaltered current version of the Material which was provided to the Recipient. The Provider will not indemnify the Recipient to the extent that an infringement claim is based upon any information, design, specification, instruction, software, data, or material not furnished by the Provider. Oracle will not indemnify you to the extent that an infringement claim is based upon the combination of any Material with any products or services not provided by Oracle. This section provides the parties’ exclusive remedy for any infringement claims or damages.

H.          Technical Support

For purposes of the ordering document, technical support consists of annual technical support services you may have ordered. If ordered, annual technical support (including first year and all subsequent years) is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies incorporated in this agreement, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided for supported programs during the period for which fees for technical support have been paid. You should review the polices prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http//oracle.com/contracts.

Technical support is effective upon the effective date of the ordering document unless otherwise stated in your order. If your order was placed through the Oracle Store, the effective date is the date your order was accepted by Oracle.

Technical support acquired with your order may be renewed annually and, if you renew technical support for the same number of licenses for the same programs, for the first and second renewal years the fee for technical support will not increase by more than 4% over the prior year’s fees. If your order is fulfilled by a member of Oracle’s partner program, the fee for technical support for the first renewal year will be the price quoted to you by your partner, the fee for technical support for the second renewal year will not increase by more than 4% over the prior year’s fees.

If you decide to purchase technical support for any license within a license set, you are required to purchase technical support at the same level for all licenses within that license set. You may desupport a subset of licenses in a license set only if you agree to terminate that subset of licenses. The technical support fees for the remaining licenses will be priced in accordance with the technical support policies in effect at the time of termination. Oracle’s license set definition is available in the current technical support policies. If you decide not to purchase technical support, you may not update any unsupported program licenses with new versions of the program.

I.          End of Agreement

If either of us breaches a material term of this agreement and fails to correct the breach within 30 days of written specification of the breach, the other party may terminate this agreement. If Oracle ends this agreement as Specified in the preceding sentence or end the license for the program under the Indemnification section, you must pay within 30 days all amounts which have accrued prior to such end, as well as all sums remaining unpaid for programs ordered and/or services received under this agreement plus related taxes and expenses. Except for nonpayment of fees, we each agree to extend the 30-day period for so long as the breaching party continues seasonable efforts to cure the breach. You agree that if you are in default under this agreement, you may not us: those programs and/or services ordered. You further agree that if you have used an Oracle Finance Division contract to pay for the fees due under an order and you are in default under that contract, you may not use the programs and/or services ordered and Oracle may end this agreement. Provisions that survive termination or expiration include those relating to limitation of liability, infringement indemnity, payment, and others which by their nature are intended to survive.

J.           Fees and Taxes

All fees payable to Oracle are due within 30 days from the invoice date. You agree to pay any sales, value-added or other similar taxes imposed by applicable law that Oracle must pay based on the programs and/or services you ordered, except for taxes based on Oracle’s income. Also, you will reimburse Oracle for reasonable expenses related to providing the services. Fees for services listed in an ordering document are exclusive of taxes and expenses. You agree that you have not relied on the future availability of any programs or updates in entering into the payment obligations in your order.

K.          Nondisclosure

By virtue of this agreement, the parties may have access to information that is confidential to one another (“confidential information”). We each agree to disclose only information that is required for the performance of obligations under this agreement. Confidential information shall be limited to the terms and pricing under this agreement, and all information clearly identified as confidential.

A party’s confidential information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on the disclosure; or (d) is independently developed by the other party.

We each agree to hold each other’s confidential information in confidence for a period of three years from the date of disclosure. Also, we each agree to disclose confidential information only to those employees or agents who are required to protect it against unauthorized disclosure. Nothing shall prevent either party from disclosing the terms or pricing under this agreement or orders submitted under this agreement in any legal proceeding arising from or in connection with this agreement or disclosing the information to a federal or provincial governmental entity required by law.

L.          Entire Agreement

You agree that this agreement and the information which is incorporated into this agreement by written reference (including reference to information contained in a URL or referenced policy), together with the applicable order, are the complete agreement for the programs and/or services ordered by you, and that this agreement supersedes all prior or contemporaneous agreements or representations, written or oral, regarding such programs and/or services. If any term of this agreement is found to be invalid or unenforceable, the remaining provisions will remain effective. It is expressly agreed that the terms of this agreement and any Oracle ordering document shall supersede the terms in any purchase order or other non-Oracle ordering document and no terms included in any such purchase order or other non-Oracle ordering document shall apply to the programs and/or services ordered. This agreement and ordering documents may not be modified and the rights and restrictions may not be altered or waived except in a writing signed or accepted online through the Oracle Store by authorized representatives of you and of Oracle. Any notice required under this agreement shall be provided to the other party in writing.

M.          Limitation of Liability

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA, OR DATA USE. ORACLE’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR YOUR ORDER, WHETHER IN CONTRACT OR TORT. OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT OF THE FEES YOU PAID ORACLE UNDER THIS AGREEMENT, AND IF SUCH DAMAGES RESULT FROM YOUR USE OF PROGRAMS OR SERVICES, SUCH LIABILITY SHALL BE LIMITED TO THE FEES YOU PAID ORACLE FOR THE DEFICIENT PROGRAM OR SERVICES GIVING RISE TO THE LIABILITY.

N.          Export

Export laws and regulations of Canada, the United States and any other relevant local export laws and regulations apply to the programs. You agree that such export control laws govern your use of the programs (including technical data) and any services deliverable provided under this agreement, and you agree to comply with all such export laws and regulations (including “deemed export” and “deemed re-export” regulations. You agree that no data, information, program and/or materials resulting from services (or direct product thereof) will be exported, directly or indirectly, in violation of these laws, or will be used for any purpose prohibited by these laws including, without limitation, nuclear, chemical, or biological weapons proliferation, or development of missile technology.

O.          Other

This agreement is governed by the laws of the Province of Ontario and you and Oracle agree to submit to the exclusive jurisdiction of, and venue in, the courts in, Toronto, Ontario in any dispute arising out of or relating to this agreement. The parties have agreed that this agreement be drafted in English. Les parties ont convenu a ce que ce contrat soil redige en anglais

If you have a dispute with Oracle or if you wish to provide a notice under the Indemnification section of this agreement, or if you become subject to insolvency or other similar legal proceedings, you will promptly send written notice to: Oracle Corporation Canada Inc., 110 Matheson Blvd. W., Suite 100, Mississauga, ON, LSR 3P4. Attention: General Counsel, Legal Department.

You may not assign this agreement or give or transfer the programs and/or any services or an interest in them to another individual or entity. If you grant a security interest In the programs and/or any services deliverables, the secured party has no right to use or transfer the programs and/or any services deliverable, and if you decide to finance your acquisition of the programs and/or any services, you will follow Oracle’s policies regarding financing which are at http://oracle.com/contracts.

Except for actions for nonpayment of breach of Oracle’s proprietary rights, no action, regardless of form, arising out of or relating to this agreement may be brought by either party more than two years after the cause of action has accrued.

Upon 45 days written notice, Oracle may audit your use of the programs. You agree to cooperate with Oracle’s audit and provide reasonable assistance and access to information. You agree to pay within 30 days of written notification any fees applicable to your use of the programs in excess of your license rights. If you do not pay, Oracle can end your technical support, licenses and/or this agreement. You agree that Oracle shall not be responsible for any of your costs incurred in cooperating with the audit.

P.          Force Majeure

Neither of us shall be responsible for failure or delay of performance if caused by: an act of war, hostility, or sabotage; act of God; electrical, internet, or telecommunication outage that is not caused by the obligated party; government restrictions (including the denial or cancellation of any export or other license); other event outside the reasonable control of the obligated party. We both will use reasonable efforts to mitigate the effect of a force majeure event. If such event continues for more than 90 days, either of us may cancel unperformed services upon written notice. This section does not excuse either party’s obligation to take reasonable steps to follow its normal disaster recovery procedures or your obligation to pay for services provided.

Q.          Definitions and License Metrics

Adapter: is defined as each software code interface, installed on each Oracle Internet Application Server Enterprise Edition, which facilitates communication of information between each version of a third party software application or system and Oracle programs.

Beacon: is defined as each target that is deployed and managed by the program that measures the response time of remote software or hardware interfaces by communicating with those interfaces over protocols, api’s or programmatic interactions and measuring the total time elapsed between the initiation of communication and completion of the associated response from the remote interface.

Collaboration Program User: is defined as an individual authorized by you to use the programs which are installed on a single server or on multiple servers regardless of whether the individual is actively using the programs at any given time. For the purposes of counting and licensing the number of Real Time Collaboration users, a Collaboration Program User within your company is defined as a user able to initiate, or host, a web conference and also participate in a web conference; all participants in the web conference external to your company and attending a web conference are not required to be licensed.

Computer: is defined as the computer on which the programs are installed. A Computer license allows you to use the licensed program on a single specified computer.

Connector: is defined as each connector connecting the software product with an external product. A unique connector is required for each distinct product that the software product is required to interface.

Employee User: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time.

Federated Link: is defined as a one-to-one pairing between a source domain and destination domain. A source domain is the point of origin for a request. A destination domain contains the resource that users from source domains want to access. One source domain might have many pairings with different destination domains and one destination domain might have many pairings with different source domains. Each and every pairing is a federated link.

Hosted Named User: is defined as an individual authorized by you to access the hosted service, regardless of whether the individual is actively accessing the hosted service at any given time.

Implementation Services, Packaged Methods, Architecture Services, Accelerator Services, Assessment Services and Workshops

Each Implementation Service, Packaged Method, Architecture Service, Accelerator Service, Assessment Service and Workshop is provided subject to the statement of obligation for that particular offering and Oracle’s consulting services policies. Oracle’s consulting services policies may be accessed at http://oracle.com/contracts, and are subject to change.

Learning Credits: may be used to acquire education products and services offered in the Oracle University online catalogue posted at http://www.oracle.com/education under the terms specified therein. Learning credits may only be used to acquire products and services at the list price in effect at the time you order the relevant product or service, and may not be used for any product or service that is subject to a discount or a promotion when you order the relevant product or service. The list price will be reduced by applying the discount, specified above. Notwithstanding anything to the contrary in the previous three sentences, learning credits may also be used to pay taxes, materials and/or expenses related to your order, however, the discount specified above will not be applied to such taxes, materials and/or expenses. Learning credits are valid for a period of 12 months from the date your order is accepted by Oracle, and you must acquire products and must use any acquired services prior to the end of such period. You may only use learning credits in the country in which you acquired them, may not use them as a payment method for additional learning credits, and may not use different learning credits accounts to acquire a single product or service or to pay related taxes, materials and/or expenses. Learning credits are non-transferable and non-assignable. You may be required to execute standard Oracle ordering materials when using learning credits to order products or services.

Named User Plus: is defined as an individual authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether the individual is actively using the programs at any given time. A non human operated device will be counted as a named user plus in addition to all individuals authorized to use the programs, if such devices can access the programs. If multiplexing hardware or software (e.g., a TP monitor or a web server product) is used, this number must be measured at the multiplexing front end. Automated batching of data from computer to computer is permitted. You are responsible for ensuring that the named user plus per processor minimums are maintained for the programs contained in the user minimum table in the licensing rules section; the minimums table provides for the minimum number of named users plus required and all actual users must be licensed.

Network Device: is defined as the hardware and/or software whose primary purpose is to route and control communications between computers or computer networks. Examples of network devices include but are not limited to, routers, firewalls and network load balancers.

Non Employee User- External: is defined as an individual, who is not your employee, contractor or outsourcer, authorized by you to use the programs which are installed on a single server or multiple servers, regardless of whether or not the individual is actively using the programs at any given time.

Oracle Finance Division Contract: is a contract between you and Oracle (or one of Oracle’s affiliates) that provides for payments over time of some or all of the sums due under your order.

Oracle University Knowledge Center Service: is defined as a web based learning environment hosted by Oracle that provides on demand access to either an individual Oracle University training course (“Online Course”) or to all of the Oracle University training courses available on the Knowledge Center website (“Passport”). The Oracle University Knowledge Center service is available at http://www.oracle.com/education/ouke/ and is made available to you subject to the terms of this agreement and Oracle University’s Online Hosting Access Policies, which are located at http://www.oracle.com/education/ouke/hosting policies.html and may be updated by Oracle from time to time without notice to you. Online Courses are made available on a named user basis, and the Passport is made available on a membership basis. In the event that any Oracle programs are made available for download as part of the service, then use of such programs is subject to the terms of this agreement. If you acquire the Oracle University Knowledge Center service, the term shall be one year from the effective date of your order. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, ORACLE DOES NOT WARRANT THAT THE ORACLE UNIVERSITY KNOWLEDGE CENTER SERVICE WILL BE PROVIDED UNINTERRUPTED OR ERROR-FREE.

Processor: shall be defined as all processors where the Oracle programs are installed and/or running. Programs licensed on processor basis may be accessed by your internal users (including agents and contractors) and by your third party users. For the purposes of counting the number of processors which require licensing for a Sun UltraSPARC T1 processor with 4, 6 or 8 cores at 1.0 gigahertz or 8 cores at 1.2 gigahertz for only those servers specified on the Sun Server Table which can be accessed at http://oracle.com/contracts, “n” cores shall be determined by multiplying the total number of cores by a factor of .25. For the purposes of counting the number of processors which require licensing for AMD and Intel multicore chips, “n” cores shall be determined by multiplying the total number of cores by a factor of .50. For the purposes of counting the number of processors which require licensing for all hardware platforms not otherwise specified in this section, a multicore chip with “n” cures shall be determined by multiplying “n” cores by a factor of .75. All cores on all multicore chips for each licensed program for each factor listed below are to be aggregated before multiplying by the appropriate factor and all fractions of a number are to be rounded up to the next whole number. Notwithstanding the above, when licensing Oracle Standard Edition One or Standard Edition programs on servers with a maximum of 1 processor with 1 or 2 cores, only 1 processor shall be counted.

For example, a Sun UltraSPARC T1 based server installed and/or running the program on 6 cores would require 2 processor licenses (6 multiplied by a factor of .25 equals 1.50 which is then rounded up to the next whole number which is 2). An Intel or AMD based server installed and/or running the program on 7 cores would require 4 processor licenses (7 multiplied by a factor of .50 equals 3.50 which is then rounded up to the next whole number which is 4). Two multicore servers, for hardware platforms not specified above, installed and/or running the program on 1.0 cores would require 8 processor licenses (10 multiplied by a factor of .75 equals 7.50 which is then rounded up to the next whole number which is 8).

For the Healthcare Transaction Base program, only the processors on which Internet Application Server Enterprise Edition and this program are installed and/or running are counted for the purpose of determining the number of licenses required. For the iSupport, iStore and Configurator programs, only the processors on which Internet Application Server (Standard Edition and/or Enterprise Edition) and the licensed program are running are counted for the purpose of determining the number of licenses required for the licensed program; under these licenses you may also install and/or run the licensed program on the processors where a licensed Oracle Database (Standard Edition and/or Enterprise Edition) is installed and/or running. With respect to the Customer Data Hub program, in determining the number of licenses required, only processors on which both Oracle Database Enterprise Edition and the Customer Data Hub program are running in production shall be counted.

Program Documentation: is defined as the program user manual and program installation manuals.

Technical Reference Manuals

Technical Reference Manuals (“TRMs”) are Oracle’s confidential information. You shall use the TRMs solely for your internal data processing operations for purposes of: (a) implementing applications programs, (b) interfacing other software and hardware systems to the applications programs and (c) building extensions to applications programs. You shall not disclose, use or permit the disclosure or use by others of the TRMs for any other purpose. You shall not use the TRMs to create software that performs the same or similar functions as any of Oracle products. You agree: (a) to exercise either at least the same degree of care to safeguard the confidentiality of the TRMs as you exercise to safeguard the confidentiality of your own most important confidential information or a reasonable degree of care, whichever is greater; (b) to maintain agreements with your employees and agents that protect the confidentiality and proprietary rights of the confidential information of third parties such as Oracle and instruct your employees and agents of these requirements for the TRMs; (c) restrict disclosure of the TRMs to those of your employees and agents who have a “need to know” consistent with the purposes for which such TRMs were disclosed; (d) maintain the TRMs at all times on your premises; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon the TRMs. Oracle shall retain all title, copyright and other proprietary rights in the TRMs. TRMs are provided to you “as-is” without any warranty of any kind. Upon termination, you shall cease using, and shall return or destroy, all copies of the applicable TRMs.

Technical Support For purposes of the ordering document, technical support consists of annual technical support services you may have ordered. If ordered, annual technical support (including first year and all subsequent years) is provided under Oracle’s technical support policies in effect at the time the services are provided. The technical support policies, incorporated in this agreement, are subject to change at Oracle’s discretion: however, Oracle will not materially reduce the level of services provided for supported programs during the period for which fees for technical support have been paid. You should review the policies prior to entering into the ordering document for the applicable services. You may access the current version of the technical support policies at http://oracle.com/contracts.

Technical support is effective upon the effective date of the ordering document unless otherwise stated in your order. If your order was placed through the Oracle Store, the effective date is the date your order was accepted by Oracle.

Technical support acquired with your order may be renewed annually and, if you renew technical support for the same number of licenses for the same programs, for the first and second renewal years the fee for technical support will not increase by more than 4% over the prior year’s fees. If your order is fulfilled by a member of Oracle’s partner program, the fee for technical support for the first renewal year will be the price quoted to you by your partner; the fee for technical support for the second renewal year will not increase by more than 4% over the prior year’s fees.

If you decide to purchase technical support for any license within a license set, you are required to purchase technical support at the same level for all licenses within that license set. You may desupport a subset of licenses in a license set only if you agree to terminate that subset of licenses. The technical support fees for the remaining licenses will be priced in accordance with the technical support policies in effect at the time of termination. Oracle’s license set definition is available in the current technical support policies. If you decide not to purchase technical support, you may not update any unsupported program licenses with new versions of the program.

Terabyte: is defined as a terabyte of computer storage space used by a storage filer equal to one trillion bytes.

Test: is defined as each unit of interaction with a software or hardware interface for which the total time clapsed between the initiation of communication and the completion of the resulting response is measured. A test may run on it’s own or be set up in conjunction with additional tests so that there are multiple units of interaction. Each unit of interaction must be counted as a Test; execution of a test or set of tests multiple times does not require additional tests. Examples of tests include but are not limited to, an http-get for a URL, icmp-echo for an IP address and sql-execute for a database.

Term Designation

If your program license does not specify a term, the program license is perpetual and shall continue unless terminated as otherwise provided in the agreement.

1, 2, 3, 4, 5 Year Terms: A program license specifying a 1, 2, 3, 4 or 5 Year Term shall commence on the effective date of the order and shall continue for the specified period. At the end of the specified period the program license shall terminate.

1 Year Hosting Term: A program license specifying a 1 Year Hosting Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Hosting Term may only be used for providing internet hosting services.

1 Year Oracle Hosted Term: A program license specifying a 1 Year Oracle Hosted Term shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate. A program license specifying a 1 Year Oracle Hosted Term must be hosted by Oracle.com via Computer and Administration services.

1 Year Subscription: A program license specifying a 1 Year Subscription shall commence on the effective date of the order and shall continue for a period of 1 year. At the end of the 1 year the program license shall terminate.

Licensing Rules

Failover: Your license for the following programs, Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One), Oracle Database Enterprise Edition Options, Oracle Internet Application Server (Enterprise Edition, Standard Edition, Standard Edition One or Java Edition) and Oracle Internet Application Server Options, includes the right to run the licensed program(s) on an unlicensed spare computer in a failover environment for up to a total of ten separate days in any given calendar year. Any use beyond the right granted in the previous sentence must be licensed separately and the same license metric must be used when licensing the program(s).

Testing: For the purpose of testing physical copies of backups, your license for the Oracle Database (Enterprise Edition, Standard Edition or Standard Edition One) includes the right to run the database on an unlicensed computer for up to four times not exceeding 2 days per testing, in any given calendar year.

You are responsible for ensuring that the following restrictions are not violated:

●
Oracle Database Standard Edition may only be used on machines which have the ability to run a maximum of four processor cores or on a cluster of machines supporting up to a maximum of four processor cores per cluster.

●	Oracle Standard Edition One and Internet Application Server Standard Edition One may only be used on machines which have the ability to run a maximum of two processor cores.

●	The number of TRACE licenses (Rdb Server Option) must match the number of licenses of the associated database.

●
The number of Diagnostics Pack and/or Configuration Management Pack licenses must match the number of licenses of the associated Internet Application Server program (Enterprise Edition, Standard Edition or Java Edition). The number of Identity Management licenses must match the number of licenses of the associated Internet Application Server Standard Edition program.

●
For the TimesTen In-Memory Database, Replication - TimesTen to TimesTen and Cache Connect to Oracle programs, the number of gigabytes (GB) specified in the program name is the maximum size of data store (aggregate of in-memory databases or caches on a single computer system or code in a cluster of servers) irrespective of the number of processors licensed. You may not exceed the specified GB data store limitation unless you acquire additional licenses from Oracle.

If you purchase Named User Plus licenses for the programs listed below, you must maintain the following user minimums and user maximums:

Program	Named User Plus Minimum
Oracle Database Enterprise Edition	25 Named Users Plus per Processor
Rdb Enterprise Edition	25 Named Users Plus per Processor
CODASYL DBMS	25 Named Users Plus per Processor
TopLink and Application Development Framework	10 Named Users Plus per Processor
Internet Application Server Java Edition	10 Named Users Plus per Processor*
Internet Application Server Standard Edition	10 Named Users Plus per Processor*
Internet Application Server Enterprise Edition	10 Named Users Plus per Processor*
BPEL Process Manager	10 Named Users Plus per Processor
Portal	10 Named Users Plus per Processor
Identity Management	10 Named Users Plus per Processor
Integration	10 Named Users Plus per Processor
Business Intelligence	10 Named Users Plus per Processor
Forms and Reports	10 Named Users Plus per Processor
Web Services Manager	10 Named Users Plus per Processor
XML Publisher	10 Named Users Plus per Processor
Virtual Directory	10 Named Users Plus per Processor
SOA Suite for Non Oracle Middleware	10 Named Users Plus per Processor
Business Activity Monitoring for Non Oracle Middleware	10 Named Users Plus per Processor
Fusion Middleware for PeopleSoft	10 Named Users Plus per Processor

* The Named User Plus Minimum does not apply if the program is installed on a one processor machine that allows for a maximum of one user per program.

Program	Named User Plus Maximum
Personal Edition	1 Named User Plus per database

The number of licenses for the programs listed below must match the number of licenses of the associated database and if you purchase Named User Plus licenses for these programs, you must maintain, at a minimum, 25 Named Users Plus per Processor per associated database:

Real Application Clusters, Partitioning, OLAP, Data Mining, Spatial, Advanced Security, Label Security, Diagnostics Pack. Tuning Pack, Change Management Pack, Configuration Management Pack

The effective date of this agreement shall be March 27/06, 2006. <to be completed by oracle>

Oracle Corporation Canada Inc.

<insert FULL legal name of customer>

Authorized Signature:		Authorized Signature:

Name:	JOEL LAMANTION	Name:	[ILLEGIBLE]

Title:	VP OPERATIONS	Title:	CONTRACT SPECIALIST

Signature Date:	MARCH 21, 06	Signature Date:	MARCH 27/06

Executive VP & CFO

SCHEDULE 2.1.5

NETWORK CONTRACTS

See attached documents.

Asset Purchase Agreement

Internet Infrastructure Services Agreement
	Master Terms and Conditions	Q9 Networks Inc. P.O. Box 235 Suits 4400, 77 King Street West Toronto, ON MSK 1J3 Tel: (416) 362-7000 Fax: (416) 362-7001 www.Q9.com
USA-MTC01/18/07	(Page 1 of 7)

This Internet Infrastructure Services Agreement (this “Agreement”) is made as of Sept 24th 2009 (the “Effective Date”) between Q9 Networks Inc. (“Q9”), with offices at Suite 4400, 77 King Street West, Toronto, ON MSK 1J3 and COPERNIC INC (“Customer”) with offices at 388, st JACQUESW, MONTREAL, QC, H2Y151 and describes the current terms and conditions under which Q9 will provide services to the Customer. In addition to these Master Terms and Conditions, the following documents are incorporated by reference into this Agreement and are deemed to be a part of and make up the entire Agreement: Schedule A - Sales Order Form: Schedule B - Customer Information Form: Schedule C - Service Level Agreement and Schedule D - Installation Data Confirmation Form.

NOW, THEREFORE, In consideration of the mutual promises and covenants set forth below, the parties hereby agree as follows.

Q9 agrees to provide and Customer agrees to purchase, subject to the terms and conditions contained herein, the Services described in the applicable Sales Order Form. The parties may from time to time by mutual agreement order other Services pursuant to additional Sales Order Forms and such Sales Order Forms shall be governed by these Master Terms and Conditions and form a part of this Agreement for all purposes.

1. Interpretation.

(a) Definitions. The capitalized terms used in this Agreement, have the following meanings:

“Agreement” - any Sales Order Form together with these Master Terms and Conditions, Q9’s Service Level Agreement, Customer Information Form and Installation Date Confirmation Form.

“Customer Provided Equipment” - the Customer’s network servers and other equipment, together with all required software and/or related components owned and/or supplied by the Customer which is necessary for interconnection to Q9’s network facilities or otherwise required for use in connection with any of the Services.

“Customer Technology” - the Customer’s proprietery technology, including the Customer’s internet operations design, content, software tools, hardware designs, algorithims, software (in source and object code formats), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the word (whether owned by the Customer or licensed to the Customer from a third party) and also including any derivatives, improvements, enhancements or [ILLEGIBLE] of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by the Customer that are uniquely applicable to the Customer.

“Equipment” - the customer Provided Equipment and the Q9 Provided Equipment.

“Installation Date” - the date(s) set out in Q9’s Installation Date Confirmation Form which pertain to Q9’s initial set-up of all or a part of the Services (as described in a Sales Order Form) by the end of the business day on the date(s) specified and Q9’s corresponding billing to the Customer for the Services.

Confidential

“Fees” - charges and fees for Services set forth in a Sales Order Form and Supplemental Services, as well as the costs of third party service or products, including increases thereto, purchased by Q9 on the Customer’s behalf of the Customer’s request.

“Q9 Data Centre” - any of the facilities which Q9 uses to provide the Services.

“Q9 Provided Equipment” - equipment referred to in a Sales Order Form, together with all required software, hardware and/or related components, which will be supplied by Q9 as required for use in connection with any of the Services.

“Q9 Technology” - Q9’s proprietary technology, including Q9 Services, software tools, hardware designs, [ILLEGIBLE], software (in source and object code formats), user interface designs, [ILLEGIBLE] class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related Intellectual property rights throughout the world (whether owned by Q9 or licensed to Q9 form third party) and also including any [ILLEGIBLE], improvements, enhancements or [ILLEGIBLE] of Q9 Technology conceived, reduced to practice, or developed during the term of this Agreement by either party that are not uniquely applicable to the Customer in that they may generally be used in Q9’s business.

“Recurring Charges” - recurring periodic fees and charges payable to and/or recoverable by Q9 for the Services, including taxes, fees, equipment rental and governmental, carrier and any other third party charges.

“Re-Sale” any disposition or distribution of or making available to, third parties of Services purchased from Q9 pursuant to this Agreement and whether occurring by direct sale distribution or disposition to such third party or through the use of a server containing third party data.

“Sales Order Form” - Q9’s Sales Order Form referencing Q9’s Master Terms and Conditions and accepted and signed by the Customer and Q9 with respect to the Services or any other form of order for Services whether written or oral accepted by Q9.

“Services” - the agreed upon services to be provided by Q9 to the Customer as initially described in a Sales Order Form and as may subsequently be modified or added to pursuant to additional Sales Order Forms or Supplemental Service requests.

“Setup Fees” - non-recurring fees and charges payable to and/or recoverable by Q9 for any one or more of the Services, hardware, software, taxes and fees related to the setup of the Services.

“Space” - the portion(s) of the Q9 Date Centre made available to the Customer for the placement of Customer Provided Equipment and/or the Q9 Provided Equipment and such other space as is required for the provision of the Services.

(b) Applicable Law, Practices and Procedure. This Agreement shall be governed and interpreted according to the laws of [ILLEGIBLE] Canada without regard to conflicts of law rules or principles, in relation thereto, the parties will comply with all applicable criminal and civil laws including, but not limited to, law relating to intellectual

Q9 STANDARD-FORM VERSION

Confidential

property protection, trade secrets, privacy, obscenity and harassment. The parties agree that, except as stated in the last sentence of this paragraph, any controversy arising under, out of, in conjunction with or relating to this Agreement shall be determined and settled by arbitration in accordance with the laws of Ontario. Any award resulting from such arbitration shall be final and binding on Q9 and the Customer and their respective representatives and judgment may be entered on such award in any court having jurisdiction. The arbitrator shall not have the power to award special, incidental, indirect, consequential or punitive damages. The expense of any arbitration shall be borne by Q9 and the Customer in the proportions the arbitrator shall determine. Notwithstanding the above, Q9 reserves the full and unrestricted right to enforce all of its legal rights and remedies whether in contract, common law, equity or otherwise.

2. Services.

(a) General: Customer agrees to purchase the Services described in a Sales Order Form(s) as may be subsequently revised by the duly authorized representatives of Q9 and the Customer. Q9 agrees to provide such Services in accordance with the Q9 Service Level Agreement and Q9’s operational procedures and Data Centre rules and guidelines as currently in effect. Failure to attain service levels as stated in the Q9 Service Level Agreement shall not constitute a breach of this Agreement. The award of a service credit(s) is the Customer’s sole remedy for any such failure to attain service levels.

(b) Delivery of Supplemental Services: The purpose of this provision is to enable Q9 to provide the Customer with certain limited services and equipment needed by the Customer on a “one-off” or emergency basis (‘Supplemental Services’) where such services are not included within the scope of the Services as specifically described in a Sales Order Form. Supplemental Services may include, as an example, a request from the Customer to Q9 via telephone that Q9 immediately replace a problem Customer server with a Q9 server for a temporary period of time. Q9 shall notify the Customer of the Fees for any Supplemental Services requested by the Customer and obtain the Customer’s approval prior to providing such Supplemental Services. The Customer agrees to pay Q9 the Fees charged by Q9 for Supplemental Services. The Customer will be charged for Supplemental Services in an Invoice issued the month following delivery of the Supplemental Services. Q9 will use commercially reasonable efforts to provide Supplemental Services, provided that Q9 has no obligation to determine the need for or provide Supplemental Services. All Supplemental Services provided pursuant to this paragraph 2(b) are provided on an “as-is” basis and exclude any representations, warranties or conditions of any kind, whether express or implied.

(c) Changes to the terms and conditions: If Q9 proposes to unilaterally amend any of the terms and conditions applicable to the Services during the Term, Q9 shall provide the Customer with thirty (30) days’ prior written notice (the “Change Notice”). The Change Notice shall: I) reference this section; II) specify the proposed change; and III) specify the date upon which the change shall be effective. Upon receipt of the Change Notice, the Customer shall have fifteen (15) days to notify Q9 that it objects to such change and that it elects to terminate the affected Service (the “Objection”). In this event, such termination shall become effective on the date of the change of the terms and conditions described in the Change Notice. Neither party shall be deemed to be in breach of this Agreement as a result of such termination. If the Customer does not send an Objection to Q9 within such fifteen (15) day period, the Customer shall be deemed to have accepted the changes to the terms and conditions as set out in the Change Notice.

3. Use.

The Customer shall use the Services and any Supplemental Services for lawful purpose only and in accordance with terms and conditions hereof. The Customer shall use the Space solely for the location and operation of the Customer Provided Equipment and any Q9 Provided Equipment described in a Sales Order Form. The Customer shall not have any real property interests in the Space. The Space is accepted “AS IS” by the Customer and Q9 makes no representation or warranty as to the fitness of the Space for the Customer’s intended use. The Customer shall maintain the Space in the same quality and condition as provided to it by Q9. To protect the integrity of the Q9 Data Centre and Space, including the Customer Provided Equipment and all other equipment installed there, Q9 has the right to prohibit the entry of material and equipment such as packing, cartons, refuse, bulky or dirty outside clothing, food, cellular phones and other nonessential some and to restrict Customer activities within the Q9 Data Centre to only those which cannot be conducted elsewhere.

The Customer shall not connect or interconnect the Equipment with any other equipment or services of any third party without Q9’s prior written consent. All third party software provided to Customer by Q9 in connection with any of the Services shall be subject to third party’s terms and conditions, inclusive of proprietary rights, for that software, which Customer agrees to abide by and in relation thereto, Customer authorizes Q9 to permit said third party with access to its facilities and the Customer Provided Equipment on which the software product(s) are run for audit purposes only (if the third party software product(s) is running on Equipment located elsewhere, Customer agrees to permit access to said third party for the same purpose set out herein). Customer also authorizes Q9 to provide said third party with Customer’s name and any Customer Provided Equipment information that may be required to obtain the use of said third party’s software.

Subject to the Customer’s compliance with all applicable security, safety and authorization procedures, access to the Space shall be available twenty-four (24) hours per day and seven (7) days per week but shall be limited to employees and agents of the Customer whom the Customer has authorized to have access to the Space in accordance with Q9’s operational procedures and Data Centre rules and guidelines as currently in effect. The Customer specifically requires Q9 to deny access, on the Customer’s behalf, to any unauthorized party. The Customer nevertheless releases Q9 from any liability arising as a result of Q9 permitting or denying access as provided in this paragraph.

Q9 shall have the authority (without subjecting Q9 to any liability related thereto) to suspend the Customer’s operations in and around the Space if (in the sole discretion of Q9) there arises any hazardous condition, unsafe practice, emergency situation or Customer breach of any of the terms and conditions of this Agreement. Q9 may, upon reasonable notice, require the Customer to relocate the Equipment to another space; provided, however, that such other space shall afford reasonably comparable access, environmental conditions and facilities. All reasonable costs of relocating the Equipment shall be borne by Q9. Q9 shall have the right to access the Space at any time for any purpose.

Q9 STANDARD-FORM VERSION

Confidential

4. Fees and Invoicing.

The Customer shall pay to Q9 the Fees and other charges for Services set forth in a Sales Order Form. Fees for the Services shall be payable without counterclaim, set -off or demand and shall be prorated for any partial month. Q9 reserves the right, in its sole discretion, to require that this Customer pay to Q9 any non-recurring or one-time Fees prior to the delivery of Services. All Fees charged by Q9 for Services are exclusive of all taxes and similar fees now in force or enacted in the future and imposed on the transaction and/or the delivery of Services, all of which the Customer will be responsible for and will pay in full, except for taxes based on Q9’s net income. Fees shall be invoiced prior to the delivery of Services, except for Services which are usage based, which will be invoiced at the end of the month within which the Services were delivered. Fees shall be determined in accordance with Q9’s customary method of calculation. Fees shall be paid to Q9 as its address first above written or at such other place as Q9 may designate in writing. All Fees, Invoices and payments shall be in Canadian dollars. Payments are due net thirty (30) days from the date of Q9’s Invoice and are subject to late charges thereafter, calculated at the rate of eighteen (18) percent per annum (1.5 percent per month). Q9’s Invoices shall be deemed to have been received by the Customer on the third day after mailing. If a Customer’s payment is not honoured for NSF reasons, the Customer agrees to pay Q9 the greater of thirty-five ($35.00) or the amount actually charged to Q9 by its financial Institution for the returned Item. Q9 may suspend performance or provision of the Services or terminate this Agreement for late or non-payment of Fees five (5) business days after written notice has been delivered to the Customer and the Customer shall be liable for any legal or collection agency fees Incurred by Q9 to connection therewith. Q9 shall provide the Customer, at its request, with a schedule of any additional fees for additional services not covered in a Sales Order Form. Q9 may price such additional services in its sole discretion. Any Services upgrades requested by the Customer may result in additional fees or other charges. Q9 may reclassify service levels, revise product or Services descriptions, or modify published prices. If the parties fell to agree on a reclassification or modification of such Services or prices, either party may terminates this Agreement in accordance with Section 2(c) herein without liability therefore accept for accrued Fees to the date of termination.

This Agreement and delivery of the Service or any additional services to the Customer shall be subject to Customer’s credit approval by Q9, as determined in its sole discretion. Permission is granted by the Customer for banks and/or other financial institutions to release pertinent Information to Q9 regarding a Customer credit check. Q9 reserves the right to require a deposit commensurate with the Service being provided to Customer by Q9, which shall not be less than three (3) months of said Service, should the Customer [ILLEGIBLE] Q9’s credit check relative to the information provided to Q9 In the Customer Information Form. The deposit will be held by Q9 as a guarantee for Customer’s payment for the Services. However, the deposit not Intended to relieve Customer from any of its payment obligations to Q9 in accordance with this agreement. The deposit will remain with Q9 until the Customer is able to satisfy Q9’s credit check or this Agreement is terminated, whichever occurs first. If the deposit is still within the possession of Q9 upon the termination of this Agreement, Q9 will return the deposit to the Customer upon satisfaction in full of all payment obligations to Q9.

The Customer agrees that on termination, expiry or cancellation of this Agreement, it will immediately pay all amounts due to Q9 in accordance with this Agreement. With respect to any outstanding payments owing to Q9, the Customer gives Q9 authority to (a) retain all Customer Provided Equipment until such amounts have been paid in full and (b) Sale the Customer Provided Equipment to a third party or to Q9 and apply the proceeds of such sale to all outstanding amounts (including sale costs), if full payment has not been made within thirty (30) days of the end of the Agreement. The Customer acknowledges that even after termination, expiry or cancellation of this Agreement, it shall continue to be responsible for any amounts payable to Q9 prior to and as a result of the termination, expiry or cancellation of this Agreement.

5. Equipment.

(a) Responsibility for and Installation and Removal of Q9 Provided Equipment: Except as otherwise provided, Q9 has the sole responsibility for obtaining, Installing, maintaining and removing all Q9 Provided Equipment. The Customer may not, nor will it permit any third party to tamper with, relocate, remove or after labels, change or otherwise modify or interfere with any items of Q9 Provided Equipment. The Customer acknowledges that it will not acquire any ownership interest in the Q9 Provided Equipment. The Customer agrees that, except for the negligence or deliberate act of Q9 or its employees, contractors or agents, the Customer will be solely responsible and liable for any lose or damage to the Q9 Provided Equipment that occurs while it is being used in connection with the Services whether such equipment is located at the Q9 Data Centre, off-site at the Customer’s offices or any other off-site location that the Customer and/or its authorized representatives require.

(b) Responsibility for Customer Provided Equipment: The Customer has the sole responsibility for (I) obtaining, installing and maintaining all Customer Provided Equipment and related services necessary for Interconnection with Q9’s network facilities or otherwise required for use in connection with any of the Services; and (II) ensuring that such Customer Provided Equipment and related services are compatible with Q9’s requirements (Including any modifications of the Services made by Q9 from time to time).

The Customer acknowledges that delivery of the Services by Q9 is dependent on the continuous availability and proper functioning of the Customer Provided Equipment and that Q9 has no liability for failure to deliver the Services arising from any default of the Customer under this Agreement. If the Customer requests and Q9 agrees to handle or access any Customer Provided Equipment, the Customer shall provide Q9 with precise instructions on what it requires and Q9 shall not be liable for any damage to or adverse affects upon the Customer Provided Equipment.

(c) Installation and Removal of Customer Provided Equipment: Before beginning any delivery, Installation or remove work, the Customer agrees to obtain Q9’s written approval of the Customer’s suppliers and contractors. The Customer may not permit any third party to have access to the Q9 Data Centre or Space without Q9’s prior written consent. In case of failure of the Customer Provided Equipment with resulting danger to the Q9 Data Centre and other equipment Installed there, the Customer gives Q9 the right at the Customer’s expense to immediately disconnect, remove and safety store, if necessary, the Customer Provided Equipment. On termination, expiry or cancellation of this Agreement, the Customer shall immediately remove the Customer Provided Equipment from the Space. If the Customer has not done so within one business day of the end of the Agreement, then the Customer authorizes Q9 to disconnect the Customer Provided Equipment, remove it from the Space and the Q9 Data Centre and to store it on the Customer’s behalf. The Customer agrees to immediately reimburses Q9 for all charges incurred for the storage of the Customer Provided Equipment. If the Customer Provided Equipment has not been claimed by the Customer within thirty (30) days of the end of this Agreement, then the Customer shall be deemed to have abandoned the Customer Provided Equipment, to have surrendered all rights to its ownership or possession and to have authorized Q9 to dispose of the Customer Provided Equipment in such manner and for such terms as Q9 may determine in its sole discretion. without liability or compensation to the Customer.

(d) Identification of Customer Provided Equipment: The Customer consents to Q9 affixing distinctive tracking labels to each item of Customer Provided Equipment provided that such labels do not name the Customer or otherwise identify the Customer to third parties. The Customer will not remove any such labels until removal of the Customer Provided Equipment from the Q9 Data Centre by the Costumer.

(e) Customer Provided Equipment as Security: In the event that this Customer fails to pay Q9 all amounts owing to Q9 under this Agreement when due, the Customer agrees that, upon delivery of written notice to the Customer, Q9 may (I) restrict the Customer’s physical access to the Q9 Data Centre. Space and Customer Provided Equipment; and/or (II) take possession of any Customer Provided Equipment and store it, of the Customer’s expense, until taken in full or partial satisfaction of any ILLEGIBLE or judgment, all without being liable to prosecution or for damages.

Q9 STANDARD-FORM VERSION

Confidential

(f) Availability of Power & Cooling: The Customer agrees not to exceed the amount(s) of aggregate power demand for the Customer’s physical spaces Services stated in the relevant Sales Order Form(s) or addendum. For the purposes of this Agreement, aggregate power demand will be measured in volt-amp (VA) Units and calculated by summing the current drawn (In amps) on each phase of each circuit supplying power to the Customer Provided Equipment and then multiplying the resulting sum by 120 volts. For greater clarity. Q9 may require that the Customer obtain prior written authorization from Q9 before bringing Customer Provided Equipment into the Data Centre in order to ensure that the Customer does not exceed the stated amount(s) of power demand. Upon Q9’s determination and written notice to the Customer that the Customer is exceeding the stated amount of power demand, the Customer shall, within four (4) hours of Q9’s notice, comply with one of the following options as stipulated by Q9: (I) Increase the stated amount of power demand to accommodate the Customer’s Increased requirement (In accordance with Q9’s current rates and subject to availability and maximum power and cooling density restrictions as determined in Q9’s solo discretion): or (II) decrease the Customer’s actual power demand to a level at or below the stated amount of power demand. Until such time as the Customer complies with one of the above noted options, the Customer acknowledges and agrees that the provisions of Q9’s Service Level Agreement with respect to power availability will not apply. In the event that the Customer is exceeding the stated amount of power demand and until such time as the Customer complies with one of the above noted options, the Customer also authorizes Q9, pursuant to Section 3 of the Agreement and without notice or compensation to the Customer, to take such stops as Q9 deems necessary to protect the integrity of its business and systems, Including without limitation, shutting off that portion of Q9’s power supply Services to the Customer required to decrease the Customer’s actual power demand to a level at or below the stated amount of power demand. The Customer further acknowledges and agrees that additional power demand will be provided to the Customer on an “as available” basic and is not guaranteed to be available to the Customer.

(g) Cooling of Customer Provided Equipment: For effective cooling of equipment, the Customer agrees to distribute all Customer Provided Equipment uniformly throughout the Customer’s Space within each Q9 Data Centre. The Customer further acknowledges that the effectiveness of cooling Customer Provided Equipment is significantly impacted by the thermal design of such equipment, the enclosure used, and the specific layout of equipment and associated airflow obstructions (such as cabling) within this enclosure. While Q9 will provide cooling capacity sufficient to effectively cool the Customer Provided Equipment and will, on request, assist the Customer, at no cost, with designing an equipment layout that maximizes cooling effectiveness, no guarantee is provided that any given subset of Customer Provided Equipment can be cooled effectively in any given enclosure.

6. Ownership and Intellectual Property.

(a) Ownership of Q9 and Customer Technology: This Agreement does not transfer from Q9 to the Customer any Q9 Technology, and all right, title and interest to and to Q9 Technology will remain solely with Q9. Nor does this Agreement transfer from the Customer to Q9 any Customer Technology, and all right, title and interest in and to Q9 Technology will remain solely with Q9. Nor does this Agreement transfer from the Customer to Q9 any Customer Technology, and all right, title and Interest in and to Customer Technology will remain solely with the Customer. Q9 and the Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, ILLEGIBLE or otherwise attempt to derive source code or other trade secrets from the other party.

(b) Q9 Intellectual Property: All right, title, and interest in and to any derivatives, improvements, enhancements or extensions of Q9 Technology concaved, reduced to practice, or developed in connection with the Services during the term of this Agreement which are not uniquely applicable to the Customer in that they may have general applicability in Q9’s business, and any copyrighted material or protectable ideas contained therein (the “Q9 Intellectual Property”), shall vest in and be the property of Q9. The Customer agrees that it shall deliver to Q9 any and all documentation in its possession, as the case may be, relating to the Q9 Intellectual Property (whether completed or in process) upon O9’s request or in any event upon termination of this Agreement. The Customer hereby assigns to Q9 any and all rights the Customer may have in the Q9 Intellectual Property. The Customer shall not retain, use, or disclose any of the Q9 Intellectual Property without Q9’s prior written consent. If it is necessary for the Customer to join in or otherwise assist Q9 In the registration of any Q9 Intellectual Property, the Customer shall, at Q9’s expense co-operate with Q9 and execute any and all documents deemed necessary by Q9 to register, and otherwise protect and perfect Q9’s rights and interests in, the Q9 Intellectual Property.

(c) Customer Intellectual Property: All right, title, and interest in and to any derivatives, improvements, enhancements or extensions of the Customer’s Technology concalved, reduced to practice, or developed in connection with the Services during the term of this Agreement which are not uniquely applicable to Q9 In that they may have general applicability in the Customer’s business, and any copyrighted material or protectable ideas contained therein (the “Customer Intellectual Property”), shall vest in and be the properly of the Customer. Q9 agrees that it shall deliver to the Customer any and all documentation in its possession, as the case may be, relating to the Customer Intellectual Property (Whether completed or in process) upon Customer’s request or in any event upon termination of this Agreement. Q9 hereby assigns to the Customer any and all rights Q9 may have In the Customer Intellectual Property. Q9 shall not retain, use, or disclose any of the Customer Intellectual Property without the Customer’s prior written consent. If it is necessary for Q9 to join in or otherwise assist the Customer in the registration of any Customer Intellectual Property, Q9 shall, at the Customer’s expense co-operate with the Customer and execute any and all documents deemed necessary by the Customer to register, and otherwise protect and perfect the Customer’s rights and interests in, the Customer Intellectual Property.

7. Insurance.

The Customer agrees to maintain, at the Customer’s expense, during the entire time this Agreement is in effect, general liability and all risks insurance adequate to provide reasonable Indemnity to the Customer and Q9 against liability for loss through bodily Injury and/or death and damage to property of others, as well as replacement cost coverage in respect of the Customer Provided Equipment. Q9 shall be named as an additional insured under the required insurance and the insurer shall waive any subrogation or similar right against Q9 or any of Q9 directors, officers, employees, contractors and agents. The Customer shall provide evidence of such Insurance to Q9, promptly on demand. The Customer acknowledges that Q9 has no obligation to the Customer to insure nor be responsible for any loss or damage to the Customer Provided Equipment or any other property of any kind owned, leased or supplied by the Customer or its employees, contractors and agents.

8. Space Alterations.

The Customer shall make no alterations or improvements to the Space prior to submitting all plans and specifications for such improvements to Q9 and receiving Q9’s prior written consent. The Customer shall not employ any contractor to perform such Improvements unless previously approved in writing by Q9. All fixtures, alterations, improvements and/or ILLEGIBLE attached to or build into, on or about the Space shall be and remain part of the Space and shall not be removed by the Customer (unless otherwise directed by Q9). Upon termination or expiration of this Agreement, the Customer shall promptly remove all Customer Provided Equipment (and other property as directed by Q9) and shall restore the Space to its condition prior to the Installation thereof. Any Equipment or other property not so removed by the Customer may be removed and disposed of by Q9 and the Customer shall be liable for the cost of removal, disposal and restoration of the Space.

Q9 STANDARD-FORM VERSION

Confidential

9. Term and Termination.

Subject to Q9’s credit approval of the Customer (Section 4), the term of this Agreement (“Term”) commences on the first day that all or a part of the Services are initially provisioned to the Customer by Q9 (the “Installation Date”), and continues for one year (or longer, as per the relevant Sales Order Form). The Term automatically renews for one-year renewal period absent contrary written notice provided at least thirty (30) days in advance. Termination for cause by Q9 may occur upon: (a) unremediated breach by Customer of any term or condition of this Agreement after three (3) days written notice; (b) the Customer’s failure to function as a going concern or operate in the ordinary cause; (c) assignment by the Customer for the benefit of creditors; (d) voluntary or involuntary bankruptcy filing by or against the Customer; or (e) breach of the confidentially restrictions in Section 13. Except when early termination occurs due to lack of agreement on new pricing (Section 4) or Force Majoure Event (Section 14 (f)). If the Customer terminates this Agreement prior to the end of the Term (as same may be renewed in accordance herewith), the Customer shall pay all amounts then  due and unpaid plus a cancellation fee. The cancellation fee shall be one hundred percent (100%) of the then remaining Term of this Agreement to compensate Q9 for liquidated damages for early termination and not for penalty reasons. The cancellation fee shall also apply at Q9’s election upon its termination of this Agreement for the Customer’s material breach of the Agreement, which included late or non-payment of Fees for Services. The Customer agrees to pay any cancellation fee within ten days of any specified early termination event. Customer acknowledges that the amounts payable pursuant to the preceding sentences herein are equitable compensation to Q9, and are Intended to reasonably compensation Q9 for the losses which are occasioned by Customer’s failure to honour its obligations hereunder and that the exact amount of damages is difficult or impractical to establish, Q9 may also terminates this Agreement, in its sale discretion, if it does Customer’s use of Services and operations within Q9’s Data Centre and Space to be detrimental to the business of Q9.

10. Q9 Warranty and Disclaimer.

The Customer uses the Services entirely at the Customer’s own risk. Q9 makes no warranty, express or implied, as to the Services including but not limited to any warranty or condition of merchantable quality or fitness for a particular purpose. The provision of any Service at a designated connection rate does not guarantee end-to-end throughout at that rate. Routine maintenance and period system repairs, upgrades and reconfigurations may result in temporary impairment or interruption in Service. As a result, Q9 reserves the right, from time to time, to temporally reduce or suspend Service subject to the terms and conditions of Q9’s Service Level Agreement. Nevertheless, and subject to the limitations contained herein, Q9 warrants that the Q9 Data Centre, Space and the Services will, in all material respects, conform to the requirements of the Service Level Agreement and Sales Order Form(s), as well as to any other applicable terms and conditions contained in this Agreement. The Customer’s role and exclusive remedy for breach of the above warranty or any claim related to the Services shall be repair or replacement of the Services in accordance with the Services Level Agreement and Q9’s operational procedures and Data Centre rules and guidelines as currently in effect, or termination pursuant to Section 9 above, WITH RESPECT TO THE SERVICES, ANY EQUIPMENT AND/OR THE SUBJECT MATTER OF THIS AGREEMENT, THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, OR CONDITIONS EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

11. Limitation of Liability.

For any claim arising under or resisted to the Services or this Agreement, the Customer’s damages or recovery shall be limited to those actually proven as directly attributable to the gross negligence of Q9, subject to the following Limitations: (a) Q9 shall not be liable under any circumstances for any indirect, incidental, reliance, special, punitive or consequential damages including, but not limited to, lost profits, lost opportunities, even if Q9 has been advised of the possibility of such damages; and (b) Q9 shall in no event be liable to the Customer for an amount greater that the amount paid by the Customer to Q9 for the Services in the six (6) months prior to notice of the claim under which damage is claimed or if this Agreement has been in force less then six months, the amount paid by the Customer in such lesser period. Q9 shall not be liable, either in contract, ILLEGIBLE, warranty, strict liability, negligence or under any statute, regulation or any other legal theory for any losses or damages residing from (i) unauthorized access, alteration, ILLEGIBLE, corruption, or destruction of or to the Customer’s or its customer’s or and user’s computer files, databases, network, transmission facilities or equipment; or (ii) the contend, accuracy or quality of the date transmitted through the Services.

12. indemnity.

The Customer will Indemnity and save Q9, its affiliates, officers and directors, ILLEGIBLE from and against all loss, liability, damage and expense, including reasonable legal fees, caused by the Customer’s officers, employees, against, vendors or contractors and arising from claims or demands; (a) for damages to property or for injury or death to persons, including without limitation any disability, death or Worker’s Compensation benefits; (b) from data transmitted, received or stored on or over Q9’s network by or through the Customer in violation of the provision of Section 14 (b) and Section 14 (c) below, (c) from the Customer’s violation of the provisions of Section 3 above or breach of any provision of this Agreement; (d) for any damages or loss incurred directly by Q9 as a result of a failure of any Customer Provided Equipment installed within the Q9 Date Centre of Space, including, but not limited to, failures resulting in fire, electrical malfunction, and host and/or water damages, even when such Customer Provided Equipment was installed with the permission or assistance of Q9; (e) of infringement of a third party’s proprietary rights based upon any information, materials or access to property provided by the Customer; or (f) out of or relating to the conduct of the Customer’s business, including without limitation, claims by any customer or and user of the Customer’s products or services, and claims relating to the acquisition or use by the Customer of any work product or Services to be provided under this Agreement. This indemnification shall survive the termination of the Agreement.

13. Confidentiality.

In connection with this Agreement, a party might obtain Information of the other party which is confidential or proprietary in nature (“Confidential Information”). As it relates to each party, respectively, such Confidential Information shall include, without limitation: (a) any specifications, protocols, configurations and routing data related to the Q9 Data Centre facilities, technology and network services or any of the Customer’s specifications, protocols, configurations, technology and application software; (b) any processes, methods, Ideas, techniques, drawings, works of authorship, inventions, know-know, software, algorithms and formulas related  to the products or services of Q9 or the Customer; (c) Information concerning research, development, financials, procurement, pricing, customer lists, customer service specifications, investors, employees, third party relationships, forecasts and marketing plans of Q9 or the Customer; (d) any other information or material that is proprietary to Q9 or the customer; and (e) any other information that is marked confidential, restricted, proprietary or with a similar designation whether written or oral. Such Information shall be deemed Confidential Information. Whether or not described as such as the time of communication. The parties agree: (i) to take all reasonable steps necessary to maintain the confidentiality of any such Confidential Information, and not to discuss such Confidential Information without the other party’s prior written consent; (ii) to not use or copy any Confidential Information for any purpose other than in direct furtherance of the purposes of this Agreement; and (iii) that their obligations under this Section 13 shall survive the termination of this Agreement for a period of three (3) years. Notwithstanding the foregoing, such party’s confidentiality obligations shall not apply to the extent that disclosed Confidential Information: (1) is already known to the other party without an obligation of confidentiality: (2) becomes publicly available through no fault of the other party; (3) is received from a third party rightfully and without restriction; (4) is independently developed without exposure to the Confidential Information; or (5) is required to be disclosed by law, provided the non-disclosing party is provided reasonable notice prior to the disclosure and the disclosing party reasonably cooperates in any attempt by the non-disclosing party to quash the legal requirement of otherwise prevent disclosure of its Confidential Information through legal means. The terms and conditions of this Agreement shall be deemed to be Confidential Information excepting Q9’s disclosure of the Customer’s name as a Customer of Q9 with respect to the advertising, publicity and promotion of Q9 Services.

Q9 STANDARD-FORM VERSION

Confidential

14. Miscellaneous.

(a) Notice: Unless otherwise provided, any notice pursuant to this Agreement shall be in writing and shall be delivered,  sent by fax or by e-mail to:

    (i)    Q9 at its address or fax number shown on a Sales Order Form or to such other address, fax number or e-mail address of which Q9 may notify the Customer with a copy to the Legal Department at the address or tax number shown on the first page of this Agreement; and

    (ii)    the Customer’s address, fax number or e-mail address as maintained by Q9 as its customer records database from time to time, Notice shall be deemed given on the first business day after it is delivered, sent by fax or by e-mail. For the purposes of notice, a business day shall be a day on which chartered banks are open  for business in the place in which the recipient of the notice is located.

(b) Policy Statement: The Customer will observe all generally accepted customs and practices of the Internet (known as “netiquette”). By way of Illustrations but not limitation, the Customer agrees not to:

    (i)    carry out unsolicited mess e-mail (“spam”) or  Unsend advertising campaigns;

    (ii)    harvest e-mail addresses or other confidential information for any purpose, including re-sale;

    (iii)    engage in any activity which could cause loss or degradation of services to other Q9 customers or internet users;

    (iv)    compromise the security or integrity of others’ computer systems or software; or

    (v)    misrepresent or impersonate other internet users.

If Q9 detects or is advised of any use of the Services in contravention of this or any future comparable provision of this policy statement, the Customer authorizes Q9, without notice or compensation to the Customer, to take such steps as Q9 deems necessary to protect the integrity of Q9’s business and systems including, without limitation, placing [ILLEGIBLE] on routers serving the Customer or ceasing to deliver some or all of the Services.

(c) Re-Sale: Unless a Sales Order Form specifically provides for Re-Sale, no Re-Sale of the Services may be made.

(d) Assignment: This Agreement is for the benefit of and shall be binding upon the parties and their respective successors and permitted assigns. The Customer shall neither assign, delegate nor transfer its rights or duties under this Agreement without Q9’s prior written consent. Any assignment to which Q8 consents shall be conditional upon the Customer providing to Q9 a true copy of the assignment agreement, and an agreement and undertaking from the assignee to be directly bound by the provisions of this Agreement and not to further assign its rights hereunder without complying with the provisions herein contained. Q9 may assign and transfer this Agreement to any parent company, company under its or any common ownership of control, where ownership or control is represented by ownership of at least fifty-percent of an entity’s equity or voting securities of shares, or any company which acquires all or substantially all of the assets of Q9.

(e) Waiver: No waiver of any part of this Agreement or Schedules, inclusive of any violation or breach, shall be deemed to be a waiver of any other provision of this Agreement or be deemed to be a waiver of any subsequent violation or breach. No waiver is to be interpreted as a continuing waiver unless agreed to in writing by the parties.

(f) Force Majoure Events: Except as provided for in the Q9 Service Level Agreement, Q9 shall not be liable for any delay or failure in performance due to war, riots, embargoes, strikes, casualties, accidents, fire, earthquake, flood, acts of God, supplier or vendor failure, or other occurrence beyond Q9’s direct control (each, a ‘Force Majoure Event’). Q9 shall notify the Customer of a Force Majoure Event and if a Force Majoure Event continues for more than [ILLEGIBLE] (80) days, Q9 or the Customer may cancel this Agreement with no further liability (except for any amounts due and not paid by the Customer) as a result of such Force Majoure Event.

(g) Customer Credit-worthiness: Provision of the Services hereunder is subject to Q9’s continuing approval of the Customer’s credit-worthiness. The Customer shall furnish financial Information as Q9 may, from time to time, reasonably request to determine the Customer’s credit-worthiness. Such Information shall be deemed Confidential Information.

(h) Accurate Information: The Customer represents, warrants and agrees that it will provide to Q9 accurate and reliable Information with respect to Q9’s Customer Information Form and all other information requested or Required by Q9 for the purpose of fulfilling its obligations under this Agreement.

(i) Non-Solicitation: During the Term of this Agreement and continued through the first anniversary of the termination of this Agreement, the Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by Q9 or contracted by Q9 to provide Service to the Customer.

(j) Domain Names: If Q9 ceases to provide the Services, the Customer acknowledges its responsibility to immediately arrange for the transfer of all domain names to another Q9 service or to new name servers and that Q9 shall be under no obligation pursuant to this Agreement to continue to provide such servers to the Customer.

(k) IP Addresses: The Customer acknowledges that all IP addresses assigned by Q9 to the Customer in connection with the Services remain the property of Q9 and all use thereof shall be surrendered by the Customer on termination of this Agreement.

(l) Complete Agreement: This Agreement is the entire and complete Agreement between the parties with respect to the Services and subject matter hereof and supersedes any prior or contemporaneous agreements or understandings between the parties, whether written or oral, and may not be modified in any way unless by means of written addendum, signed and dated by the duly authorized representatives of the parties, subject only to any changes implemented by Q9 pursuant Section 2(c) hereof and which the Customer has been deemed to accept. It is expressly agreed that no action or course of conduct of Q9 shall limit or be deemed to limit its rights hereunder, nor shall any such action or course of conduct create any obligations on Q9 in addition to, as modifications to or in substitution for those contained in or arising out of this Agreement. In the event of any conflict between these Master Terms and Conditions and any Schedules or attachments, these Master Terms and Conditions shall control unless expressly stated to the contrary. Any provision hereof that contemplates continuing obligations on a party shall survive the expiration or termination of this Agreement.

(m) Severability: If any portion of this Agreement is found to be invalid, illegal or unenforceable by a count of competent jurisdiction, the remaining provisions shall remain in effect and the parties shall immediately begin negotiations to replace any invalid, illegal or unenforceable portions that are essential parts of this Agreement.

Q9 STANDARD-FORM VERSION

Confidential

(n) Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile signature shall constitute a valid and binding signature with the same effect as if it were an original signature endorsed on this Agreement.

The Customer acknowledge as that it has read, understands and agrees to Q9’s Master Terms and Conditions as set out herein which will govern all services provided by Q9.

IN WITNESS WHEREOF the parties have executed this Agreement by and through their duly authorized representative as of the Effective Date.

SIGNED, SEALED AND AGREED TO BY:

Q9 Networks Inc.

		Customer:	COPERNIC INC.

Signature:		Signature:

Name:	Osama Arafat	Name:	MARTIN BOUCHARD

Title:	Chief Executive Officer	Title:	CEO

Q9 STANDARD-FORM VERSION

SERVICE ORDER FORM
Q9 Networks Inc.	(Schedule “A” to Internet Infrastructure Services Agreement)
suit 4400. PO Box 235	Q9720831004014001
77 King Street West. Toronto. ON MSK 1J3
Tel: (416)362-700 Fax: (416)362-7001
www.Q9.com

Order ID: 720831-004	Project:	Dual CoLo Deployment

Customer Information
Copernic Inc.	Order Prepared By:	Greg Rusnell
360, rue Franquet #60	Order Date:	September 26, 2007
Saint-Foy, PQ	Service Term:	12 Months
G1P 4N3 Canada	Payment Terms:	30 Days
	Order Status:	Final
(Attention: Albert Dang-Vu	Order Valid Until:	October 11, 2007

Services

SPC-FULL-NOPWR	Full cabinet, rack PDUs, Includes no power demand	Item 1 of 14

Full 19* secure cabinet, 7 x 24 unannounced access, two standard rack PDUs (from independent power sources) each with at least 36 NEMA 5-20R receptacles (12CVAC/20A). Customer must purchase committed power demand separately.
Notwithstanding anything to the contrary, standard PDU's will be replaced with 2 x rack PDUs, from Independent power sources, each providing at least 30 IEC320 C13 receptacles (208VAC/10A) and 6 IEC320 C19 receptacles (208VAC/16A). Requirement for non-standard PDU’s may impact estimated installation times.

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$1,750	$0
09 Estimated:	10 business days	Item 1 Total	$1,750	$0

SPC-PWR-104	Power demand in Q9 Toronto 104 data centre	Item 2 of 14

Committed aggregate power demand for use in the Customer enclosure(s) in the Q9 Toronto 104 data centre.
Includes aggregate power demand of 2200VA.

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE;		PRICING;	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$2,200
Q9 Estimated:	10 business days	Item 2 Total	$0	$2,200

SPC-FULL-NOPWR	Full cabinet, rack PDUs, Includes no power demand	Item 3 of 14

Full 19” secure cabinet 7 x 24 unannounced access, two standard rack PDUs (from independent power sources) each with at least 36 NEMA 5-20R receptacles (120VAC/20A). Customer must purchase committed power demand separately.
Notwithstanding anything to the contrary, standard PDU's will be replaced with 2 x rack PDUs, from independent power sources. each providing at least 30 IEC320 C13 receptacles (2CBVAC/10A) and  6 IEC320 C19 receptacles (208VAC/16A). Requirement for non-standard POU's may Impact estimated installation times.

LOCATION: CGY-930		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	December 1, 2007	Each	$1,750	$0
Q9 Estimated:	20 business days	Item 3 Total	$1,750	$0

SPC-PWR-930	Power demand in Q9 Calgary 930 data centre	Item 4 of 14

Committed aggregate power demand for use In the Customer enclosure(s) in the Q9 Calgary 930 data centre.

CONFIDENTIAL	Customer Initials

SERVICE ORDER FORM
(Schedule “A” to Internet Infrastructure Services Agreement)
Order ID: 720831-004	Q9720831004014002
Customer: Copernic Inc.

Services (continued)

Includes aggregate power demand of 3, 200VA.

LOCATION: CGY-930		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	December 1, 2007	Each	$0	$1.760
Q9 Estimated:	20 business days	Item 4 Total	$0	$1,760

BND-FE-CUST	Custom bandwidth, burstable to 100 Mbps	Item 5 of 14

Custom committed base bandwidth, burstabte to 100 Mbps, billed at 95th percentile (custom overage charge for bandwidth that exceeds committed base rate).
a) Includes 25 Mbps committed base bandwidth. burstable to 100 Mbps, billed at 95th percentile (overage charge of $150 / 1.0 Mbps for bandwidth that exceeds committed base rate).
b) Following Installation of this Service, the Customer will have a period at 90 days in which to upgrade to 50 Mbps committed base bandwidth at a rate of $6,250 monthly (average charge of $125/1.0 Mbps for bandwidth that exceeds committed base rate) for the balance of the Term,   If the Customer does not exercise the option to upgrade within the first 90 days, future upgrades will be subject to Q9's then current pricing for the requested services.

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	S1,000	$3.750
Q9 Estimated:	10 business days	Item 5 Total	$1,000	$3,750

BND-FO	Redundant bandwidth port service	Item 6 of 14

Redundant bandwidth port service.   Standby Ethernet connection. Billed at 95th percentile (overage charge applies for bandwidth that exceeds committed base rate).

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 6 Total	$0	$0

BND-FE-DC	100 Mbps Q9 Network Access - no base bandwidth	Item 7 of 14

100 Mbps connection to the Q9 Network. Service does not include committed base bandwidth. Customer must have a committed base bandwidth service in another Q9 data centre. Bandwidth utilized through the BND-FE-DC service will be aggregated with the customer’s committed base bandwidth service.

LOCATION: CGY-930		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	December 1, 2007	Each	$1,000	$1.000
Q9 Estimated:	2 business days	Item 7 Total	$1,000	$1,000

BND-FO	Redundant bandwidth port service	Item 8 of 14

Redundant bandwidth port service.  Standby Ethernet connection. Billed at 95th percentile (overage charge applies for bandwidth that exceeds committed base rate).

CONFIDENTIAL	Customer Initials

SERVICE ORDER FORM
(Schedule “A” to Internet Infrastructure Services Agreement)
Order ID: 720831-004	Q9720831004014003
Customer: Copernic Inc.

Services (continued)

LOCATION: CGY-930		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 8 Total	$0	$0

Q9C-CP-SU	Q9 Control Panel	Item 9 of 14

Set-up of web-based Q9 Control Panel (to check real-time bandwidth reports, manage customer contact and security access, view billing history, manage support tickets, configure live monitors and manage DNS)

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 9 Total	$0	$0

Q9C-DNS25	DNS management for up to 25 domains	Item 10 of 14

Web-based DNS Management Service for self-administration of up to 25 customer domains (allows customers to use Q9 as a primary or secondary DNS service and configure DNS settings like adding MX records and mapping hostnames to IP addresses)

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 10 Total	$0	$0

Q9C-IP	Allocated IP addresses	Item 11 of 14

Allocated IP addresses

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 11 Total	$0	$0

Q9C-MONS	Monitoring service with up to 5 monitors	Item 12 of 14

Protocol Monitoring Service with up to 5 Monitors (includes customer-configured monitoring for PING, HTTP, FTP, SMTP, POP3, with real-time logs to track status and automated notification for service failures)

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 12 Total	$0	$0

Q9C-SUPP	7×24 Support	Item 13 of 14

CONFIDENTIAL	Customer Initials

SERVICE ORDER FORM
(Schedule “A” to Internet Infrastructure Services Agreement)
Order ID: 720831-004	Q9720831004014004
Customer: Copernic Inc.

Services (continued)

7 x 24 support for all Q9 services

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 13 Total	$0	$0

Q9C-HANDS	Q9 Hands and Eyes	Item 14 of 14
Q9 Hands and Eyes Service - Q9 operations staff available 7 x 24 to act as the customer’s hands and eyes within the Q9 data center to perform specific functions and assist customers in urgent situations. It is expected that most; events will be resolved in less than one hour. Service is intended for emergency or urgent non-recurring events. Service does not include events of a recurring nature such as scheduled backup tape rotations or regular hardware and software maintenance.

LOCATION: TOR-104		QUANTITY: 1

INSTALLATION DATE:		PRICING:	One-time	Monthly
Customer Requested:	October 15, 2007	Each	$0	$0
Q9 Estimated:	2 business days	Item 14 Total	$0	$0

CONFIDENTIAL	Customer Initials

SERVICE ORDER FORM
(Schedule “A” to Internet Infrastructure Services Agreement)
Order ID: 720831-004	Q9720831004014005
Customer: Copernic Inc.

Order Summary

This Order Form sets out the following Services being ordered by the Customer from Q9:

NEW SERVICES

Item	SKU	Quantity	Installation Date	Total One-time Charges	Total Monthly Charges
1	SPC-FULL-NOPWR	1	Estimated: 10 business days	$1,750	$0
2	SPC-PWR-104	1	Estimated: 10 business days	$0	$2.200
3	SPC-FULL-NOPWR	1	Estimated: 20 business days	$1,750	$0
4	SPC-PWR-930	1	Estimated: 20 business days	$0	$1.760
5	BND-FE-CUST	1	Estimated: 10 business days	$1,000	$3.750
6	BND-FO	1	Estimated: 2 business days	$0	$0
7	BND-FE-DC	1	Estimated: 2 business days	$1,000	$1.000
8	BND-FO	1	Estimated: 2 business days	$0	$0
9	QSC-CP-SU	1	Estimated: 2 business days	$0	$0
10	QSC-DNS25	1	Estimated: 2 business days	$0	$0
11	QSC-IP	1	Estimated: 2 business days	$0	$0
12	QSC-MON5	1	Estimated: 2 business days	$0	$0
13	QSC-SUPP	1	Estimated: 2 business days	$0	$0
14	QSC-HANDS	1	Estimated: 2 business days	$0	$0
	Total Now Charges			$5,500	$8.710

	Change in total billing resulting from this Order			$5,500	$8,710

* Charges quoted do not include applicable taxes.

CONFIDENTIAL	Customer Initials

SERVICE ORDER FORM
Order ID: 720831-004 Customer: Copernic Inc.	(Schedule “A” to Internet Infrastructure Services Agreement) Q9720831004014006

Service Conditions

By executing this Order form, Customer acknowledges and agrees as follows:

1. CUSTOMER HAS READ. UNDERSTANDS AND AGREES TO Q9’S INTERNET INFRASTRUCTURE SERVICES AGREEMENT - MASTER TERMS AND CONDITIONS GOVERNING ALL SERVICES PROVIDED BY Q9.

2. Customer requested dates are considered by Q9 when scheduling service installations and terminations. Termination dates are subject to any existing terms and conditions between Customer and Q9 governing the Services.

3. Q9 estimated installation dates are expressed as the number of business days following Q9’s approval of the Order Form. Q9 estimated installation dates are determined based on normal quantities for standard services. Non-standard services or multiple quantities of standard services may take longer than the estimated number of days shown on the Order Form.

4. Approval of an Order Form requires receipt and execution by Q9 of the signed Order Form together with all required documentation necessary to proceed with the installation of the Services, including, but not [ILLEGIBLE] to. Q9’s Master Terms and Conditions, Customer Information Form, IP Address Form and Primary Customer Contact Form.

5. Unless otherwise expressly stated herein or agreed to in writing by both parties, the initial term of the Services provided in this Order Form commences on the installation date of the Services as confirmed in the respective Installation Date Confirmation Form and continues for the Service Term indicated herein. Any renewal of the Services under this Order Form past the initial term is pursuant to Q9’s Master Terms and Conditions.

6. THIS ORDER FORM IS ONLY VALID IF PROPERLY AND FULLY-SIGNED BY BOTH PARTIES, INITIAL-ED BY THE CUSTOMER ON EACH PAGE AND RECEIVED BY Q9 BY OCTOBER 11, 2007. NO MANUAL CHANGES TO THIS ORDER FORM WILL BE ACCEPTED.

Please ensure that all other pages of this Order Form have been initialled in the space provided at the bottom!

Authorized Customer Signature:

Name:	MARTIN BOUCHARD

Title:	CEO

Date:	26-SEPT-07

Authorized Q9 Signature:

Name:

Title:

Date:

CONFIDENTIAL

Quova Inc.
Subscription Services Agreement

This Subscription Services Agreement (the “Agreement”) is entered into this May 23rd 2002 (the “Effective Date”) by and between Quova, Inc. (“Quova”) with its principal place of business at 303 Twin Dolphin Drive, Redwood City, California 94065 and Copernic Technologies, Inc. (“Customer”) with its principal place of business at __360 Franquet #60, Sainte-Foy (Quebec), Canada, G1P 4N3__ This Agreement consists of the following terms and conditions and any attached Order Forms.

1. Definitions

The following terms have the following meanings when used in this Agreement:

a.	“Information” means any data provided by Quova regarding IP networks, information associated with IP networks, and reference data.

b.	“GeoPoint Service” means the combination of the GeoPoint System and the GeoPoint Database Update Subscription.

c.	“GeoPoint System” means the Quova GeoPoint Software and Quova GeoPoint Database.

d.	“GeoPoint Database” means the machine readable file containing the Information.

e.
“GeoPoint Software” means the executable program used to access the Information in the GeoPoint Database. The GeoPoint Software includes the GeoPoint Data Delivery Server (DDS) and the Quova Application Programming Interface (API).

f.	“GeoPoint Database Update Subscription” means the periodic updates to the GeoPoint Database.

2. License Grant

Quova hereby grants to customer the right to install, access and use the GeoPoint System in accordance with the limitations set forth in the attached Order Form (the “License”). The License is for internal business use only and the rights granted herein are limited, personal, non-exclusive, non-transferable and not subject to sublicense by Customer and are limited to the Term (as defined in Section 7). The License granted sets forth the only use Customer is permitted to make of the GeoPoint System and Information. Customer may store returned geography information, not IP Information, in customer database for aggregate reporting, as well as store on end users desktops for purposes of search engine redirects and targeted advertising. For further clarifications and examples of non-permitted use, please see Section 12

3. Ownership

Quova and its licensors retain all right, title and interest in and to the GeoPoint System, the Information and all material provided by Quova, subject to the ownership, privacy and other legal rights to which data in the Database is subject, if any. Quova reserves all rights not expressly granted to the Customer by this Agreement

4. Maintenance and Support

For so long as Customer timely pays fees owed to Quova, Quova will use reasonable efforts during the Term to provide technical support via phone and email to Customer for the GeoPoint System during Quova’s normal business hours. Upgrades to the GeoPoint Software will be made available, free of charge, to Customer when they are commercially released. Upgrades do not include versions of the GeoPoint System that provide substantial additional functionality, that are based on or that include new capabilities not currently available through the GeoPoint System or that Quova makes available to customers for additional fees.

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

5.  Fees and Payment

Customer will pay Quova the fees set forth on the Order Form attached hereto and any subsequent Order Forms agreed to in writing between Quova and Customer. In the event of collection enforcement or an attempt to enforce the terms and obligations of this Agreement, Customer shall be liable for any costs associated with such collection, including legal costs, attorney fees, court costs, or collection agency fees, not to exceed 10% of the amounts owed.

6. Confidentiality

a.
Access. Each party (a “Recipient”) may have access to confidential, proprietary or trade secret information of the other party (the “Disclosing Party”), including, without limitation, its ideas, trade secrets, procedures, methods, systems and concepts, whether disclosed orally or in writing or through any media (the “Confidential Information”). Quova’s Confidential Information includes the GeoPoint System, the Information, and any other technology used by Quova to provide the GeoPoint Service.

b.
Obligation of Confidentiality. Recipient acknowledges that Confidential Information may contain valuable trade secrets and other proprietary information of the Disclosing Party and remains the sole and exclusive property of the Disclosing Party. Recipient will use all Confidential Information only for purposes directly related to the purposes for which it is provided. Recipient will restrict disclosure of Confidential Information to its employees who have a need to know, will not disclose Confidential Information to any other party and will protect Confidential Information in the same way it protects its own Confidential Information of a similar nature, but in no event using less than reasonable measures.

c.
Exceptions to the Definition of Confidential Information. No information will be deemed Confidential Information to the extent that Recipient can show that it (a) was in the public domain or publicly-available when disclosed to Recipient; (b) is communicated to Recipient by another party without any obligation of confidentiality; or (c) was in the Recipient’s possession free of any obligation of confidentiality when first communicated to Recipient. Recipient will not be in violation of this Section 6 by making a disclosure in response to a valid order by a court or other governmental body, provided that Recipient provides the Disclosing Party prompt notice of such impending disclosure to permit the Recipient to seek confidential treatment.

7. Term and Termination

a.
Term. This Agreement will become effective as of the Effective Date and will remain in effect for the term set forth on the Order Form (the Term”). If no Term is set forth on the Order Form, this Agreement will remain in effect for one year from the Effective Date.

b.
Termination. Either party may terminate this Agreement if the other party materially breaches its obligations after the non-breaching party provides fifteen (15) days advance written notice of the breach to the other party, unless the other party has cured the breach within such fifteen day period. Either party may terminate this Agreement immediately upon notice to the other if the other party ceases to conduct its business or files for bankruptcy.

c.
Events Upon Termination or Expiration. Expiration or termination of this Agreement will not relieve the parties of any rights or obligations that occur prior to expiration or termination. Upon any expiration or termination, all Licenses granted hereunder will cease, and Customer must immediately pay all amounts accruing for services provided through the date of termination. Also upon expiration or termination, each parry must return to the other all Confidential Information of the other parry in its possession, and the Customer must immediately stop using and return to Quova any elements of the GeoPoint Service, the System and the Database in its possession. In the event that Quova or its successor stops providing the GeoPoint Service to customers generally, whether due to Quova’s liquidation and cessation of business or to a successor’s election to discontinue providing the GeoPoint service to customers generally, then, notwithstanding the foregoing sentence, Customer will be permitted to use in accordance with this Agreement all Information obtained by Customer through the GeoPoint Service prior to the date on which the GeoPoint Service is discontinued. This right will terminate on the date on which this Agreement would have terminated but for the discontinuance of the GeoPoint Service.

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

d.	Provisions That Remain in Effect. The obligations of the parties set forth in Sections 3 through 10, 12 and 13 will survive any termination or expiration.

8. Warranty and Disclaimers

a.
Quova Warranties. Quova represents and warrants to and for the benefit of Customer that the GeoPoint Service will materially conform to the documentation provided by Quova. Quova’s sole obligation and Customer’s exclusive remedy for a breach of the foregoing warranty will be for Quova, to (a) use commercially reasonable efforts to fix the GeoPoint Service so that it conforms to the foregoing warranty, or if (a) is not feasible, than Quova will (b) refund or credit the fees Customer has paid for the GeoPoint Service less the fees associated with Customer’s use prior to the breach. This warranty does not apply to any damage resulting from misuse, abuse or neglect. THIS SECTION 8.A SETS FORTH QUOVA’S SOLE OBLIGATION, AND CUSTOMER’S SOLE AND EXCLUSIVE REMEDY, FOR A BREACH OF THE WARRANTY IN THIS SECTION.

b.
No Other Warranties. EXCEPT AS PROVIDED IN SECTION 8.A, THE GEOPOINT SERVICE, THE SYSTEM AND INFORMATION ARE PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTY OF ANY KIND. QUOVA EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE GEOPOINT SERVICE, SYSTEM OR INFORMATION, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE. QUOVA DOES NOT WARRANT THAT THE GEOPOINT SERVICE OR SYSTEM WILL OPERATE UNINTERRUPTED OR BE ERROR-FREE, OR THAT ALL DEFECTS WELL BE CORRECTED. QUOVA MAKES NO WARRANTY CONCERNING TIMELINESS, ACCURACY, PERFORMANCE, QUALITY, RELIABILITY OR COMPLETENESS OF ANY RESULTS, DATA OR INFORMATION OBTAINED OR DERIVED THROUGH THE USE OF THE GEOPOINT SERVICE, SYSTEM OR INFORMATION. Some jurisdictions do not permit the disclaimer of certain warranties, so some of the foregoing may not be applicable to Customer. To the extent that Quova may not disclaim warranties under applicable law, the duration and scope of such warranty will be the minimum possible thereunder. Customer acknowledges that it is not relying on any warranty or representation except those expressly set forth above.

9. Indemnification

a.
Indemnification by Quova. Quova will defend at its own expense any action brought by a third party against Customer to the extent that the action is based upon a claim by such third party that the GeoPoint Service or the System Infringes any U.S. or Canadian copyrights or misappropriates any trade secrets recognized as such under the Canadian Laws and California Uniform Trade Secret Act. Quova will pay those costs and damages finally awarded against Customer that are attributable to such an action or those costs and damages agreed to in a monetary settlement. Quova has no obligation under this section or otherwise to the extent any claims are based on (a) any use of the GeoPoint Service or System not in accordance with this Agreement or for purposes not intended hereby, (b) any use of the GeoPoint Service or System in combination with other products not contemplated hereby if that combination causes the infringement, (c) use or modification of the GeoPoint Service or System by any person other than as permitted by this Agreement.

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

b.
Liability of Quova for Infringement. If the GeoPoint Service or System becomes, or in Quova’s opinion is likely to become, the subject of an infringement claim, Quova may, at its option and expense, either (a) procure for Customer the right to continue using the GeoPoint Service or System; or (b) replace or modify the GeoPoint Service or System so that it becomes non-infringing; or (c) give Customer a refund for the fees paid by Customer, less a pro rata portion for the period of time that Customer has used the GeoPoint Service. This Section 9.B states Quova’s entire liability and Customer’s sole and exclusive remedy for infringement claims and actions.

c.
Mutual Obligations for Indemnification. Each party’s obligations in this section are conditioned on the other party providing the following: (a) prompt notice of any claim for which indemnification is sought; (b) control of the defense and settlement of such claims; and (c) reasonable assistance and cooperation at the expense of the indemnifying party. Neither indemnifying party may enter into any settlement involving a remedy other than payment of money by the other party without the other party’s consent.

10. Limitation of Liability

a.
Consequential and Incidental Damages. Neither party will be liable for any consequential, incidental, indirect, special, or exemplary damages of any kind, including without limitation any loss of use, loss of business, or loss of profit or revenue, arising out of or in connection with this Agreement.

b.
Overall Limitation. Each party’s total liability will not exceed an amount equal to all amounts actually received by Quova from Customer during the 12-month period immediately preceding any such liability. Each party acknowledges that these limitations are reasonable, that they are an essential element of this Agreement and that absent such limitations they would not enter into this Agreement. The limitation set forth in this section 10B, will not apply to any damages or losses caused by infringement of Quova’s intellectual property or a voluntary infringement by Customer of Section 2 of this agreement

11. Marketing

Each party has the right to use the other party’s name for marketing and sales purposes which could include press releases, the name on other party’s Website, and possible reference calls.

12. License Restrictions

Customer may use the GeoPoint Service, the System and the Information only as set forth in Section 2. Customer may not use the GeoPoint Service and the Information in any other way, including the following:

Modify, adapt, reproduce, translate, transform, recast or create derivative works of the GeoPoint Service, the System or any Information;

Attempt or encourage others to attempt to reverse engineer, disassemble or decompile the GeoPoint Service or the System or any components thereof (except as may be permitted by applicable law);

Publicly display, upload or post the Information, GeoPoint System or GeoPoint Database in any way, or transmit, broadcast or otherwise transfer the Information, GeoPoint System or GeoPoint Database to any other party;

Rent, sell, resell, lease, sublicense, loan or otherwise transfer the Information, the GeoPoint Service or the System to, or allow access by, any third party for any purpose, or use the Information, the GeoPoint Service or the System for any service bureau use;

Remove or obscure the proprietary notices on the System, the GeoPoint Service or the Information;

Use, or permit any third party to use, the System, the GeoPoint Service or the Information in conjunction with any product or service not provided by Quova, or for commercial purposes in a commercial transaction or to compete with Quova in Quova’s present line of business; Knowingly use any Information to personally identify an individual user or use the GeoPoint Service, the System or the Information in a manner that violates privacy or other applicable laws.

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

13. General Terms

a.
Assignment. Customer may not, by operation of law or otherwise, delegate or otherwise transfer its rights or obligations under this Agreement to any third party without Quova’s prior consent, and any attempt to do so will be void. The merger, consolidation, sale of all or substantially all of the assets or transfer of a controlling interest of Customer is an “assignment” requiring Quova’s consent, which will not be unreasonably withheld. This Agreement will bind and inure to the benefit of the parties’ successors and permitted assignees.

b.
Forces Beyond Control of the Parties. If the performance of this Agreement or any obligation, other than making payments on fees due, is prevented or restricted by any condition beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, will be excused from such performance to the extent thereof.

c.
Governing Law, Venue. This Agreement is governed by California law as applied to agreements made and performed entirely within California by California residents. Any cause of action arising hereunder or related hereto must be brought in the state or federal courts having jurisdiction over San Mateo County, California, and each party irrevocably submits to the exclusive personal jurisdiction of such courts for such purpose.

d.	Compliance with Export Laws. Each party agrees that its performance hereunder will conform to all applicable laws, rules and regulations of the United States governing export of technical information.

e.	Parties are Independent. The parties are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is created by this Agreement.

f.
Notices. All required or permitted notices and consents must be in writing and sent to the addressee at the address set forth above, or such address as the parties specify in writing from time to time, and must be delivered by personal delivery, by facsimile, by nationally-recognized overnight courier, or by certified or registered U.S. Mail, return receipt requested, and will be deemed given upon personal delivery, acknowledgement of receipt of electronic transmission, one day after deposit with a nationally-recognized courier, or five days after deposit in the U.S. Mail.

g.
Severability. If any provision of this Agreement is adjudged invalid or unenforceable, the remaining provisions will continue in full force and effect, and the parties agree to replace the provision with a valid provision that most closely approximates its intent and economic effect.

h.	No Waiver. A party’s failure to enforce any provision, unless waived in writing, will not constitute a waiver of that party’s right to enforce that provision or any other provision.

i.	Amendment. This Agreement may not be modified or amended except in a writing signed by both parties.

j.
Complete Agreement. This Agreement reflects the complete and final agreement between the parties with respect to the subject matter hereof, and supercedes, integrates and replaces all prior and contemporaneous communications, negotiations and understandings.

k.	Conflicts. In case of any conflicts between this Agreement and any Order Forms attached hereto, the terms of the Order Form’s shall control.

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

In witness of this Agreement, the parties have executed this Subscription Services Agreement as of the date set forth above.

Quova, Inc.		Customer: Copernic Technologies, Inc.
By:		By:
Name:	Marie Alexander	Name:	Eric Bouchard
Title:	President / CEO	Title:	Chief Software Architect
Date:	May 23, 2002	Date:	2002-05-23

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

Order Form

This order form is attached to and part of the Subscription Services Agreement between Quova Inc and Copernic Technologies, Inc. dated May 23rd, 2002.

License rights:	To use the GeoPoint Service for Web Analytics and identifying geo-location of Users.

Order Term:	One Year from Start Date. Renewal to be negotiated on or before end of each term.

START DATE:	June 15th 2002.

Payment Schedule:	Monthly, in advance.

Permitted usage leveL:	Service Level	Monthly Payment Costs

	Queries per Month (up to)*	Per Month(USD)
	Up to 3,000,000	$2,500
	3M+1—6M	$3,500
	6M+1—12M	$4,500
	Over 12,000,000	$0.0010 per additional query

License Fees:
Minimum Monthly License Fees Payable; Two thousand five hundred ($2,500) U.S. dollars for up to Three (3) million queries per month. License Fees are non-creditable and non-refundable, except otherwise stated under Section 8 (a) for warranty purposes. License Fees for a given month are due in advance on the first day of that month. Additional query fees will be billed in the subsequent month.

Travel expenses, if any, relating to installation will be billed separately and are due upon receipt of the related invoice. Set Up Fees and related travel costs are non-creditable and non-refundable. In the event that Customer wishes to install additional hardware subsequent to the initial installation, additional Set Up Fees will be agreed between the parties prior to such secondary installation(s).

Customer’s obligation to pay License Fees begins on the Start Date, and pro rata License Fees for a partial month will be due on the first day of the month following the Start Date (for example, if the Start Date is November 10, the License Fees due to Quova on December 1 would include 100% of License Fees due for December, and 66.7% (20 days/30 days) of the License Fees due for the period November 11 through November 30).

Customer may increase its Usage Level at any time by giving Quova written notice of its intent to increase its Usage Level at least ten (10) business days prior to the beginning of the month in which Customer desires such increase to occur. Such increase in Customer’s Usage Level will become effective on the first day of the month following Customer’s notice to Quova.

QUOVA, INC. /COPERNIC, INC.
SUBSCRIPTION SERVICES AGREEMENT FOR GEOPOINT SERVICE

Any fees not paid within thirty (30) days after the due date will be subject to a late payment charge at the lesser of one and one half percent (1.5%) per month or the highest rate permissible under applicable law for the fees due past 30 days. Failure to pay any fees within such thirty (30)-day period will constitute a material breach of this Agreement for purposes of Section 7. In the event of a failure to pay amounts due within sixty (60) days of the due date, Quova may elect to discontinue providing the GeoPoint Service until all payments then due are received. Customer will be obligated to pay all amounts due under this Agreement in the regular course, notwithstanding the discontinuance.

Signatures:

Quova, Inc.		Customer: Copernic Technologies Inc.
By:		By:
Name:	Marie Alexander	Name:	Eric Bouchard
Title:	President / CEO	Title:	Chief Software Architect
Date:	May 23,2002	Date:	2002-05-23

Customer Contact Information:

Business Contact:	Eric Bouchard________	Technical Contact:	Eric Bouchard
Title:	Chief Software Architect	Title:
Phone:	418-527-0528__________	Phone:
Fax:	418-527-1751__________	Fax:
E-Mail:	ebouchard@copernic.com	E-Mail:

Billing Contact:	Natalie Dore__________
Title:	Controller
Phone:	418-527-0528__________
Fax:	418-527-1751__________
E-Mail:	ndore@copernic.com___

SCHEDULE 2.1.6

ADVERTISER AND PSRD CONTRACTS

Below is the list of all advertiser and PSRD contracts.

Advertisers

7Search
Short Name:	7Search
4179 W. Irving Park Road
Chicago, IL
USA
Phone:	(773) 725-0222 X6061
Fax:	(773) 286-1992
Contact E-mail:	pjd@7search.com

Adfish
Short Name:	Adfish
1450 Veterans Blvd.
Suite 100
Redwood City, CA
94063
USA
Phone:	(650) 364-3110
Fax:	(650) 364-3184
Contact:	Leah Grain
Contact Phone:	(650) 364-3110 EXT 118
Contact E-mail:	leah@adfish.com

Adknowlege Inc.
Short Name:	Adknowlege
4600 Madison
10th Floor
Kansas City, MO
64112
USA
Phone:	(816) 777-1022
Fax:	(816) 777-0405
E-mail:	finance@adknowledge.com
Contact:	Alicia Medina AR/AP Accountant
Contact E-mail:	amedina@adknowledge.com

Adsmarket
Short Name:	Adsmarket
2 Raul Valenberg SL
Tel Aviv
69719
Israel
Contact:	Guy Ferber
Contact E-mail:	guy.f@adsmarket.com

Asset Purchase Agreement

Arasaka-sari
Short Name:	Arasaka-sa
10 avenue Laennec
Piouha
22580
France
Phone:	(00) 33 -964- 286-858
Fax:	(00) 33 -556- 459-285
Contact:	Jean-Francois Pen
Contact E-mail:	jean-francois.pen@arasaka-sari.com

ASI Self Sign-up
Short Name:	ASI Self S
Tier 3

ASI Tier 2 House
Short Name:	ASI Tier 2
Inactive On:

Ask Jeeves, Inc.
Short Name:	Ask Jeeves
Ask.com
555 12th St. Suite 500
Oakland, CA
94607
USA
Phone:	(510) 985-7652
Fax:	(510) 985-7412
Contact:	Noel Campbell
Contact Phone:	(510) 985-7632
Contact Fax:	(510) 985-7412
Contact E-mail:	noel.campbell@ask.com

Ask Jeeves
Short Name:	Ask Jeeves
Ask.com
555 12th St. Suite 500
Oakland, CA
94607
USA
Phone:	(510) 985-7652
Fax:	(510) 985-7412
Contact:	Noel Campbell
Contact Phone:	(510) 985-7632
Contact E-mail:	noel.campbell@ask.com

Asset Purchase Agreement

Blinkx
Short Name:	Blinkx
One Market Plaza
Spear Tower - 19th Floor
San Francisco, CA
94105
USA
Phone:	(415) 615-1516
Contact:	Gareth Noonan
Contact E-mail:	gareth@blinkx.com

Book Closeouts Inc.
Short Name:	Book Close
67 Front St. N.
Thorold, Ontario
L2V 3Z7
Canada

Booyah Networks Inc.
Short Name:	Booyah Net
4730 Walnut St.
Suite 202
Boulder, CO
80301
USA
Phone:	(303) 426-7776
Fax:	(303) 426-7712
Contact:	Deb Ash
Contact E-mail:	deb@booyahnetworks.com

Bravenet
Short Name:	Bravenet W
P.O. Box 1722
101-100 East Jensen Ave.
Parksville, BC
V9P 2H5
Canada
Phone:	(250) 954-3203 X123
Fax:	(250) 954-2164
Contact:	Sheryl Thompson
Contact Phone:	(250) 954-3202 EXT 102
Contact Fax:	(250) 954-2164
Contact E-mail:	sheryl@bravenet.com

Business.com
Short Name:	Business.c
2120 Colorado Blvd.
3rd Floor
Santa Monica, CA
90404
USA
Phone:	(310) 586-4111 X3884
Fax:	(310) 586-4054
Contact:	Attn: Accounts Payables
Contact E-mail:	kbrown@business.com

Asset Purchase Agreement

Casale Media
Short Name:	CasaleMedi
74 Wingold Avenue
Toronto, ON
M6B 1P5
Canada
Phone:	(416) 785-5908
Fax:	(416) 785-5689
Contact:	Patrick Fallarme
Contact Phone:	(416) 785-5908 EXT 208
Contact Fax:	(416) 785-5689

AdMarketplace
Short Name:	Conducive
55 Broad Street, 23rd Floor
New York, NY
10004
USA
Phone:	(212) 925-2022
Contact:	Peter Dzubay - Director of Business Development
Contact Phone:	(212) 925-2780
Contact Fax:	(212) 925-2684

Online Media Solutions
Short Name:	Cydoor Int
3 Sapir Street
PO Box 12627
Herzelia
46733
Israel
Phone:	(972) 996-0961 9
Fax:	(972) 995-5542 1
Contact E-mail:	orenk@cydoor.com

Enhance (Ah-ha.com)
Short Name:	Enhance (A
360 W 4800 N..
Provo, UT
84604
USA
Phone:	(801) 705-7155
Fax:	(419) 710-0795
Contact E-mail:	jlynch@ah-ha.com

Asset Purchase Agreement

Enhance (Ah-ha.com)
Short Name:	Enhance (A
360 West 4800 North
Provo, UT
84604
USA
Phone:	(801) 705-7155
Fax:	(419) 710-0795
Contact E-mail:	ilynch@ah-ha.com

Interchange Corporation
(ePilot)
Short Name:	Interchang
24422 Avenida de la Carlota
Suite 120
Laguna Hills, CA
92653
USA
Phone:	(877) 784-0805 X260
Contact:	Jeff O’Neal
Contact E-mail:	joneal@local.com

EspottingUK
Short Name:	EspottingU
1st Floor Euston Xchange
194 Euston Road
London
NW1 2DA
England, UK
Phone:	(440) 207-9435 636
Fax:	(44) 0 -20 7 539 0555
E-mail:	partnerinvoice@miva.com
Contact:	Accounting
Contact E-mail:	accounts.payable@miva.com
FindStuff.com
Short Name:	FindStuff.
4900 Reber Place
St. Louis, MO
63139
USA
Phone:	(314) 664-2080

Findtarget
Short Name:	Findtarget
7 Notre Dame West
Suite 100
Montreal, QC
Canada
Phone:	[ILLEGIBLE]
Contact:	Johan De Leon
Contact E-mail:	jdeleon@findtarget.com

Asset Purchase Agreement

Findwhat.com
Short Name:	Findwhat
5220 Summerlin Commons
Blvd.
Suite 500
Fort Myers, FL
33907
USA
Phone:	(239) 561-7229 X4482
Fax:	(239) 561-5932 AP
Contact:	Attn: Accounts Payables
Contact E-mail:	Noeile.Santana@FindWhat.com

Findwhat	Findwhat
Short Name:
5220 Summerlin Commons
Blvd.
Suite 500
Fort Myers, FL
33907
US

Frazoo LLC
Short Name:	Frazoo LLC
6965 El Camino Real
Carlsbad, CA
92009
USA
Phone:	(877) 902-7799
Fax:	(877) 902-7799
Contact:	Flona Smith
Contact Phone:	(877) 902-7799 EXT 2

Go Wholesale
Short Name:	Go Wholesa
1920 L Street, NW
6th Floor
Washington, DC
20036
USA
Phone:	(202) 223-3910 X3188
Fax:	(202) 315-3927
Contact:	Jean Bahnik
Contact E-mail:	jean.bahnik@gowholesale.com

Hostway
Short Name:	Hostway
One North State Street
12th Floor
Chicago, IL
60602
USA
Contact:	Grishma Menta (Accounts Payable)
Contact E-mail:	grishmam@hostway.com
Asset Purchase Agreement

Hotbar.com, Inc.
Short Name:	Hotbar.com
840 Grier Drive
Suite 310
Las Vegas, NV
89119
USA
Contact:	Tareq Barkawi
Contact Phone:	(425) 279-1200
Contact E-mail:	tareqb@zango.com

Indeed.com Inc.
Short Name:	Indeed.com
470 West Avenue
Stamford, CT
06902
US

Info.com
Short Name:	Info.com
170-172 Victoria St.
London
SW1E5LB
UK
Phone:	(011) 442-0783 45000
Fax:	(011) 442-0783 42244
Contact:	Mr. Roy MacKenzie
Contact E-mail:	sscarr@info.com

InfoSpace Inc.com
Short Name:	InfoSpace
601 -108th Ave. NE
Ste. 1200
Bellevue, WA
98004
USA
Phone:	(425) 201-6100
Fax:	(425) 201-6163
Contact:	Debra R. Kray

InfoSpace Inc.
Short Name:	InfoSpace
601 108th Avenue NE
Suite 1200
Bellevue, WA
98004
US

Asset Purchase Agreement

Internext Media Corporation
Short Name:	Internext
15303 Ventura Blvd.
Suite 860
Sherman Oaks, CA
91403
USA
Phone:	(818) 285-6216
Fax:	(818) 380-3103
Contact:	Daniel Yomtobian
Contact E-mail:	dan@abcsearch.com

Seevast Corp.
Short Name:	Seevast Co
2390 North Forest Road
Suite 10
Amherst, NY
14226
USA
Phone:	(716) 636-3888
Fax:	(212) 931-5258
Contact:	Rachel Syposs
Contact E-mail:	williamr@corp.kanoodle.com

Leads and Feeds LLC
Short Name:	Leads and
11416 Holister Drive
Austin, TX
78739
USA
Phone:	(888) 814-8666
Fax:	(714) 908-1628
E-mail:	joshua@leadsandfeeds.com
Contact:	Joshua Lee
Contact Phone:	(888) 814-8666
Contact Fax:	(714) 908-1628
Contact E-mail:	joshua@leadsandfeeds.com

Looksmart Ltd
Short Name:	Looksmart
625 Second Street
San Francisco, CA
94107
USA
Phone:	(415) 348-7129
Fax:	(415) 348-7050
Contact E-mail:	jblenkhom@looksmart.net

Asset Purchase Agreement

MeziMedia
Short Name:	MeziMedia
c/o ValueClick, Inc.
Attn: Accounts Payable
30699 Russell Ranch Road, Suite 250
Westlake Village, CA
91362
USA
Phone:	(818) 575-4582
Fax:	(818) 575-4993
E-mail:	ap@valueclick.com
Contact:	Art Lee
Contact Phone:	(626) 932-1111

Mirago Plc (Germany)
Short Name:	Mirago Plc
Oriel Court
Equinox House
Alton, Hampshire
GU342YT
UK
Phone:	(014) 205-9232 3
Contact:	Mandie Lusted
Contact E-mail:	Mandie.Lusted@mirago.com

Mirago Plc (UK)
Short Name:	Mirago Plc
Oriel Court
Equinox House
Alton, Hampshire
GU342YT UK
Phone:	(011) 441-4205 92323
Contact:	Mandie Lusted
Contact E-mail:	Mandie.Lusted@mirago.com

Mirago (Italy)
Short Name:	Mirago Plc
Oriel Court
Equinox House
Alton, Hampshire
GU342YT
UK
Phone:	(014) 205-92323
Contact:	Mandie Lusted
Contact E-mail:	Mandie.Lusted@mirago.com

Asset Purchase Agreement

Miva UK
Short Name:	Miva GBP
Accounts Dept.
Lasenby House
32 Kingly Street
London
W1B 8QQ
UK
Contact:	Accounts Payable
Contact E-mail:	partnerinvoice@miva.com

Miva Inc.
Short Name:	Miva US
245 US Highway 22
Suite 200
Bridgewater, NJ
08807
USA
Contact:	Accounting
Contact Phone:	(212) -79-6-63 81
Contact Fax:	(908) -72-2-99 53
Contact E-mail:	accounting@searchfeed.com

Moxie Search
Short Name:	Moxie Sear
4435 N. First Street
Suite 195
Livermore, CA
94550
USA
Phone:	(925) 634-3601
E-mail:	info@moxiesearch.com
Contact:	Dale Glessman
Contact Phone:	(925) 634-3601
Contact E-mail:	info@moxiesearch.com

MWEB
Short Name:	MWEB
70 Prestwich Street
Greenpoint, Cape Town
8001
South Africa
Phone:	(27) 21 -468 8123
Fax:	(27) 21 -468 8209
Contact:	Charles Talbot
Contact E-mail:	charles.talbot@sa.24.com

Asset Purchase Agreement

AdOn Network
Short Name:	MyGeek.com
1275 W Washington
Suite 205
Tempe, AZ
85281
USA
Phone:	(866) 258-9245
Web Site:	www.adonnetwork.com
Contact:	Josh Hinsch
Contact Phone:	(602) 797-8407
Contact Fax:	(602) 297-4219
Contact E-mail:	josh@mygeek.com

NBCSearch
Short Name:	NBCSearch
6320 Canoga Avenue
Suite 250
Woodland Hills, CA
91367
USA
Phone:	(818) 888-5932
Fax:	(818) 992-4776
Contact:	Matthew Jones
Contact E-mail:	matt.jones@vortal-inc.com

Net Media Group Netherlands
Short Name:	Net Media
Satdionplien 14 T/M 39
Amsterdam
1117CK
Netherlands
Phone:	(31) 207-0840 86
Contact:	Eva Jarosik
Contact Phone:	(31) 207-0840 86
Contact E-mail:	eva@netmediagroup.net

NetWorldMedia Inc.
Short Name:	NetWorldMe
3000 Boul. Rene Levesque
Suite 460
lle des Soeurs, QC
H3E 1T9
Canada
Phone:	(514) 337-9065
Fax:	(514) 278-7618
Contact:	Tom Vorlas
Contact Phone:	(514) 337-9065

Netzee, Inc.
Short Name:	Netzee, In
Inactive On:
11720 Amber Park Dr.
Suite 600
Alpharetta, GA
30004
USA
Phone:	(678) 867-8500
Fax:	(678) 867-8941
Contact:	Attn: Leslie Owen
Contact E-mail:	angila.miller@certegy.com

Asset Purchase Agreement

Nexico.net
Short Name:	Nexico.net
Hansestrasse 21
Bentwisch, MV
18182
Germany
Phone:	(49) 381-2027 8992
Fax:	(49) 381-2027 8993
E-mail:	na@nexico.net
Contact:	Niels Anders
Contact Phone:	(49) 381 -2027 8992
Contact Fax:	(49) 381-2027 8993
Contact E-mail:	na@nexico.net

Party Gaming Short Name:	Party Gami
711 Europort
Block 7
Gibraltar
Gibraltar
Contact:	Mike Webb
Contact Fax:	(347) 402-1673
Contact E-mail:	mikew@partygaming.com

PriceGrabber.com Inc.
Short Name:	PriceGrabb
10940 Wilshire Boulevard
11th floor
Los Angeles, CA
90024 USA
Phone:	(310) 954-1040 X208
Fax:	(310) 824-8508
E-mail:	andre@pricegrabber.com
Contact:	Andre Leb
Contact Phone:	(310) 954-1040 X208
Contact Fax:	(310) 824-8508
Contact E-mail:	andre@pricegrabber.com

RM Royal Media Ltd.
Short Name:	RM Royal M
7 Zarhin St.
Raanana
43000
Israel

Asset Purchase Agreement

Search123.com
Short Name:	Search123.
30699 Russell Ranch Road
Suite 250
Westlake Village, CA
91361
USA
Phone:	(818) 575-4629
Fax:	(818) 575-4501
Contact:	Jane Berberian Ops Coordinator
jberberian@valueclick.com
Contact E-mail :	or James Long Director jlong@valueclick.com

Search Anyway Inc
Short Name:	Search Any
16977 Aut. Transcandienne
P.O. Box 124
Kirkland, Qc
H9H 5J0 Canada
Contact:	Sanjay Mayar
Contact E-mail:	sanjay.mayar@searchanyway.com

SendTraffic
Short Name:	SendTraffi
1 Blue Hill Plaza
5th Floor
Pearl River, NY
10965
USA
Phone:	(516) 887-2600
Fax:	(516) 706-1632
Contact E-mail:	vinodk@traffixinc.com

Sensis Pty Ltd.
Short Name:	Sensis Pty
222 Lonsdale
Melbourne, Victoria
3000
Austrailia
Phone:	(+61) 386-5350 00
Fax:	(+61) 386-3555 5
Contact:	Anna Tiana
Contact E-mail:	anna.tiana@sensis.com.au

Asset Purchase Agreement